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                                                                    EXHIBIT 99.1

                          AGREEMENT AND PLAN OF MERGER

                            BLUESCOPE STEEL LIMITED,

                         BSL ACQUISITION CORPORATION AND

                          BUTLER MANUFACTURING COMPANY

                          AGREEMENT AND PLAN OF MERGER

                          DATED AS OF FEBRUARY 15, 2004


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                                TABLE OF CONTENTS

ARTICLE I            THE MERGER.............................................................................     1

  Section 1.1        The Merger.............................................................................     1
  Section 1.2        Effective Time.........................................................................     2
  Section 1.3        Effect of the Merger; Closing..........................................................     2
  Section 1.4        Certificate of Incorporation; By-laws; Directors and Officers..........................     2
  Section 1.5        Conversion of Shares...................................................................     3
  Section 1.6        Dissenting Shares......................................................................     3
  Section 1.7        Payment Fund; Surrender of Shares; Stock Transfer Books................................     4
  Section 1.8        Existing Options of the Company........................................................     6
  Section 1.9        Certain Adjustments....................................................................     7

ARTICLE II           REPRESENTATIONS AND WARRANTIES OF PARENT...............................................     8

  Section 2.1        Corporate Organization.................................................................     8
  Section 2.2        Authority Relative to this Agreement...................................................     8
  Section 2.3        No Conflict; Required Filings and Consents.............................................     8
  Section 2.4        Litigation.............................................................................     9
  Section 2.5        Operations of Purchaser................................................................     9
  Section 2.6        Capital Resources......................................................................     9
  Section 2.7        Interest in the Company................................................................     9
  Section 2.8        Brokers................................................................................     9

ARTICLE III          REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................    10

  Section 3.1        Organization and Qualification; Subsidiaries...........................................    10
  Section 3.2        Capitalization.........................................................................    10
  Section 3.3        Authority Relative to this Agreement...................................................    11
  Section 3.4        No Conflict; Required Filings and Consents.............................................    12
  Section 3.5        SEC Filings; Financial Statements......................................................    13
  Section 3.6        Absence of Certain Changes or Events...................................................    14
  Section 3.7        Litigation.............................................................................    15
  Section 3.8        Title to Assets........................................................................    15
  Section 3.9        Employee Benefit Plans.................................................................    15
  Section 3.10       Labor and Employment Matters...........................................................    18
  Section 3.11       Compliance; Permits....................................................................    18
  Section 3.12       Taxes..................................................................................    19
  Section 3.13       Environmental Matters..................................................................    20
  Section 3.14       Insurance..............................................................................    22
  Section 3.15       Intellectual Property..................................................................    22
  Section 3.16       Joint Ventures.........................................................................    24
  Section 3.17       Related Party Transactions.............................................................    24
  Section 3.18       State Takeover Statutes................................................................    24

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
  Section 3.19       Required Vote of Company Stockholders..................................................    25
  Section 3.20       The Rights Agreement...................................................................    25
  Section 3.21       Opinion of Financial Advisor...........................................................    25
  Section 3.22       Brokers................................................................................    25
  Section 3.23       China Business.........................................................................    25
  Section 3.24       Change of Control Agreements...........................................................    26

ARTICLE IV           CONDUCT OF BUSINESS PENDING THE MERGER.................................................    26

  Section 4.1        Conduct of Business Pending the Merger.................................................    26
  Section 4.2        No Shopping............................................................................    29

ARTICLE V            ADDITIONAL AGREEMENTS..................................................................    31

  Section 5.1        Proxy Statement........................................................................    31
  Section 5.2        Company Stockholders Meeting...........................................................    32
  Section 5.3        Notification of Certain Matters........................................................    32
  Section 5.4        Access to Information..................................................................    32
  Section 5.5        Commercially Reasonable Efforts........................................................    33
  Section 5.6        Public Announcements...................................................................    34
  Section 5.7        Agreement to Defend and Indemnify......................................................    34
  Section 5.8        Stockholder Litigation.................................................................    36
  Section 5.9        Delisting..............................................................................    36
  Section 5.10       Employee and Termination Benefits......................................................    36
  Section 5.11       Purchaser..............................................................................    37
  Section 5.12       Section 16 Matters.....................................................................    37
  Section 5.13       Third Party Standstill Agreements......................................................    37
  Section 5.14       Director Resignations..................................................................    38
  Section 5.15       Sale of Lester.........................................................................    38
  Section 5.16       First Quarter Financial Statements.....................................................    38

ARTICLE VI           CONDITIONS OF MERGER...................................................................    38

  Section 6.1        Conditions to Each Party's Obligations to Effect the Merger............................    38
  Section 6.2        Additional Conditions to Obligations of Parent and Purchaser to Effect the
                     Merger.................................................................................    39
  Section 6.3        Additional Conditions to Obligations of the Company to Effect the Merger...............    40

ARTICLE VII          TERMINATION, AMENDMENT AND WAIVER......................................................    41

  Section 7.1        Termination............................................................................    41
  Section 7.2        Effect of Termination..................................................................    42

ARTICLE VIII         GENERAL PROVISIONS.....................................................................    43

  Section 8.1        Non-Survival of Representations, Warranties and Agreements.............................    43
  Section 8.2        Notices................................................................................    43

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
  Section 8.3        Expenses...............................................................................    44
  Section 8.4        Certain Definitions....................................................................    44
  Section 8.5        Headings; References...................................................................    47
  Section 8.6        Severability...........................................................................    47
  Section 8.7        Entire Agreement; No Third-Party Beneficiaries.........................................    47
  Section 8.8        Assignment.............................................................................    47
  Section 8.9        GOVERNING LAW..........................................................................    48
  Section 8.10       Amendment..............................................................................    48
  Section 8.11       Waiver.................................................................................    48
  Section 8.12       Consent to Jurisdiction; Waiver of Jury Trial..........................................    48
  Section 8.13       Interpretation.........................................................................    49
  Section 8.14       Counterparts...........................................................................    49
  Section 8.15       Obligations of Parent and of the Company...............................................    49

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                              TABLE OF DEFINITIONS

1994 Notes...............................................................     46
1998 Notes...............................................................     46
2001 Notes...............................................................     46
Acquisition Proposal.....................................................     29
Acquisition Transaction..................................................     30
affiliate................................................................     44
Affiliated Group.........................................................     20
Agreement................................................................      1
Backlog..................................................................     38
Board of Directors.......................................................      1
Business Day.............................................................     44
By-Laws..................................................................      2
Capital Stock............................................................     27
Certificate..............................................................      4
Certificate of Merger....................................................      2
Change of Control Agreements.............................................     44
Change of Control Termination Agreements.................................     26
Change of Control Termination Payments...................................     26
Charter..................................................................      2
Closing..................................................................      2
Closing Date.............................................................      2
Code.....................................................................     45
Company..................................................................      1
Company Common Stock.....................................................     10
Company Compensation and Benefit Plans...................................     15
Company Employees........................................................     36
Company Financial Statements.............................................     13
Company Material Adverse Change..........................................     45
Company Material Adverse Effect..........................................     45
Company Pension Plan.....................................................     16
Company Preferred Stock..................................................     10
Company Related Person...................................................     24
Company Representatives..................................................     29
Company SEC Documents....................................................     13
Company Stockholders Meeting.............................................     31
Competition Laws.........................................................     45
Confidentiality Agreement................................................     30
Contracts................................................................      9
Control..................................................................     45
Converted Shares.........................................................      3
Delaware Law.............................................................     45
Disclosure Schedule......................................................     10
Dissenting Shares........................................................      3
DOJ .....................................................................     34
Earliest Possible Closing Date...........................................      2
EBIT.....................................................................     38
Effective Time...........................................................      2
Employees................................................................     15
Environmental Laws.......................................................     21
Environmental Releases...................................................     21
ERISA....................................................................     15
ERISA Affiliate..........................................................     16
ERISA Plans..............................................................     16
Exchange Act.............................................................     46
Executive Officer........................................................     46
Existing Options.........................................................      7
Expense Reimbursement....................................................     43
FTC .....................................................................     34
GAAP.....................................................................     13
Governmental Entity......................................................     46
Hazardous Substances.....................................................     21
HSR Act..................................................................     45
Improved Terms...........................................................     30
Indemnified Person.......................................................     34
Intellectual Property....................................................     23
Intellectual Property Contracts..........................................     23
In-the-Money Options.....................................................      6
IRS .....................................................................     16
IT Assets................................................................     23
Joint Venture............................................................     24
Knowledge................................................................     46
Law .....................................................................     46
Letter of Transmittal....................................................      4
Lien.....................................................................     46
Material Contract........................................................     28
Merger...................................................................      1
Merger Consideration.....................................................      3
Multiemployer Plan.......................................................     16
Net Cash Flow............................................................     38
New Company Plans........................................................     36
Non-Recourse Borrowings..................................................     14
Notes....................................................................     46
Option Cancellation and Termination Acknowledgment.......................      7

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
Option Plans.............................................................      6
Order....................................................................     38
Parent...................................................................      1
Parent Material Adverse Effect...........................................     46
Paying Agent.............................................................      4
Payment Fund.............................................................      4
PBGC.....................................................................     17
Permits..................................................................     19
Permitted Liens..........................................................     46
Person...................................................................     47
PRC .....................................................................     25
Proxy Statement..........................................................     31
Purchaser................................................................      1
Requisite Vote...........................................................     11
Rights Agreement.........................................................     10
Scheduled Intellectual Property..........................................     22
SEC .....................................................................     47
Securities Act...........................................................     47
Shares...................................................................      1
Subsidiary...............................................................     47
Superior Proposal........................................................     31
Surviving Corporation....................................................      2
Tax Return...............................................................     20
Tax Sharing Agreement....................................................     20
Taxes....................................................................     20
Termination Date.........................................................     41
Termination Fee..........................................................     42
Trade Secrets............................................................     24
Voting Debt..............................................................     11
Wholly Owned Subsidiaries................................................     27

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

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER, dated February 15, 2004 (this "AGREEMENT"), is among BUTLER MANUFACTURING COMPANY, a Delaware corporation (the "COMPANY"), BLUESCOPE STEEL LIMITED, an Australian company ("PARENT"), and BSL ACQUISITION CORPORATION, a Delaware corporation and a wholly owned Subsidiary of Parent ("PURCHASER").

                             BACKGROUND INFORMATION

         A. The Board of Directors of the Company (the "BOARD OF DIRECTORS") has determined that it is advisable and in the best interests of its stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

         B. The Board of Directors and the boards of directors of Parent and Purchaser each have approved and declared advisable this Agreement, which provides for the merger of Purchaser with and into the Company (the "MERGER") in accordance with Delaware Law, whereby all of the issued and outstanding shares of Company Common Stock (the "SHARES"), other than Dissenting Shares and any shares of Company Common Stock owned by Parent, Purchaser or held in the treasury of the Company, will be converted into the right to receive the Merger Consideration.

         C. The Board of Directors has unanimously resolved to recommend this Agreement and acceptance of the Merger to the holders of the Shares and has determined that the consideration to be paid for each Share in the Merger is fair to the holders of the Shares and to recommend that the holders of the Shares adopt this Agreement, on the terms and subject to the conditions set forth herein.

         D. On or prior to the execution and delivery of this Agreement, the holders of the Notes have agreed with the Company and Parent that the Make-Whole Amounts (as defined in the governing instruments of the Notes) payable upon consummation of the Merger will be calculated based upon an interest rate of (i) 8.27% with respect to the 1994 Notes, (ii) 6.82% with respect to the 1998 Notes, and (iii) 8.12% with respect to the 2001 Notes.

                             STATEMENT OF AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent and Purchaser hereby agree as follows:

                                    ARTICLE I
                                   THE MERGER

         Section 1.1 The Merger. At the Effective Time and on the terms and subject to the conditions set forth herein, Purchaser shall be merged with and into the Company, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger hereinafter sometimes is referred to as the "SURVIVING CORPORATION."

         Section 1.2 Effective Time. On or as promptly as practicable after the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger (the "CERTIFICATE OF MERGER") with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with the relevant provisions of, Delaware Law. The Merger shall become effective at the time when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware (the time of such filing, the "EFFECTIVE TIME").

         Section 1.3 Effect of the Merger; Closing. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation. The closing of the Merger (the "CLOSING") shall take place at a time and on a date (the "CLOSING DATE") to be agreed by the parties, which shall be as soon as practicable, but in no event (i) earlier than 9:00 A.M., Chicago time, on the third Business Day after the first date on which the Company shall have complied with all of its obligations under Section 5.16 and all disputes between the parties with respect to the amount of EBIT, Net Cash Flow and Backlog for the three months ended and as of March 31, 2004 have been finally resolved (the "EARLIEST POSSIBLE CLOSING DATE") or (ii) later than 9:00 A.M., Chicago time, on the third Business Day after the Earliest Possible Closing Date and satisfaction or waiver of the latest to occur of the conditions precedent set forth in
Article VI (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the offices of Katten Muchin Zavis Rosenman, 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661-3693, unless another time, date or location is agreed to in writing by the parties.

         Section 1.4 Certificate of Incorporation; By-laws; Directors and Officers. At the Effective Time:

         (a) The certificate of incorporation of the Company, as in effect immediately before the Effective Time, shall be the certificate of incorporation of the Surviving Corporation (the "CHARTER") until thereafter amended as provided by Law and such Charter; provided, however, that at the Effective Time the Charter shall be amended so that it is identical to the certificate of incorporation of the Purchaser immediately before the Effective Time to the maximum extent permitted by Delaware Law.

         (b) The by-laws of Purchaser, as in effect immediately before the Effective Time, shall be the by-laws of the Surviving Corporation (the "BY-LAWS") until thereafter amended as provided by Law, the Charter and the By-Laws.

         (c) The board of directors of Purchaser immediately before the Effective Time will be the initial board of directors of the Surviving Corporation, and the officers of the Company immediately before the Effective Time will be the initial officers of the Surviving Corporation, in each case from and after the Effective Time until their successors are elected or appointed and qualified or their earlier death, resignation or removal.

         Section 1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, the Company or the holder of any capital stock of Purchaser or the Company:

         (a) Each Share issued and outstanding immediately before the Effective Time (other than any Shares to be canceled pursuant to Section 1.5(b) and any Dissenting Shares) (the "CONVERTED SHARES") shall be converted into the right to receive $22.50 in cash payable to the holder thereof, without interest (the "MERGER CONSIDERATION"), upon surrender of the certificate which immediately prior to the Effective Time represented such Converted Share in the manner provided in Section 1.7. At the Effective Time, all Converted Shares shall automatically be canceled and extinguished, will no longer be outstanding, and will cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented a Converted Share will cease to have any rights with respect thereto, other than the right to receive the Merger Consideration as provided in this Section 1.5.

         (b) Each Share issued and outstanding immediately before the Effective Time and held in the treasury of the Company or owned by any Subsidiary of the Company or by Parent, Purchaser or any of their respective Subsidiaries shall be automatically canceled and extinguished, will no longer be outstanding and will cease to exist. No payment or other consideration shall be payable with respect to such Shares or their cancellation.

         (c) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately before the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

         Section 1.6 Dissenting Shares.

         (a) Notwithstanding any provision of this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal of the Shares owned by such holder in accordance with Delaware Law (including, but not limited to, Section 262 thereof) and as of the Effective Time has neither failed to perfect nor effectively withdrawn or lost the right to such appraisal ("DISSENTING SHARES"), shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 1.5, and the holder thereof shall be entitled only to such rights as are granted by Delaware Law.

         (b) Notwithstanding the provisions of Section 1.6(a), if any holder of Dissenting Shares shall fail to perfect or effectively withdraws or loses (through failure to perfect or otherwise) the right to appraisal, then such holder's Shares shall be treated as if they had been automatically converted as of the Effective Time into and represent only the right to receive the

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Merger Consideration as provided in Section 1.5, without interest thereon, upon surrender of the certificate or certificates formerly representing such Shares.

         (c) The Company shall give Purchaser (i) prompt notice of any written demands for appraisal or payment of the fair value of any Shares, withdrawals of such demands, and any other instruments served pursuant to Delaware Law received by the Company, and (ii) the opportunity to direct and control all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company may participate in such negotiations or proceedings but shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Purchaser, settle or offer to settle any such demands.

         Section 1.7 Payment Fund; Surrender of Shares; Stock Transfer Books.

         (a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company selected by the Parent and who is reasonably satisfactory to the Company (the "PAYING AGENT") for the benefit of the holders of Converted Shares cash for exchange and payment in accordance with this Section 1.7, through the Paying Agent in an amount equal to the sum of (i) the aggregate amount payable to holders of Converted Shares pursuant to Section 1.5 and (ii) the aggregate amount payable to holders of In-the-Money Options pursuant to Section 1.8 (such cash being hereinafter referred to as the "PAYMENT FUND"). The Payment Fund shall not be used for any other purpose. The Paying Agent shall invest the Payment Fund, as directed by Parent, on a daily basis; provided, however, that all such investments shall be in (i) obligations of, or guaranteed by, the United States of America having a maturity of three months or less, (ii) commercial paper obligations receiving the highest rating from either Moody's Investors Service, Inc. or Standard and Poor's Corporation, or (iii) certificates of deposit of federally insured commercial banks with capital exceeding $1 billion having a maturity of three months or less. Any interest and other income resulting from such investments shall be paid to Parent. Any losses resulting from such investments shall be the sole responsibility of Parent and shall not in any way limit Parent's obligations to holders of Shares and Existing Options.

         (b) Promptly after the Effective Time, Parent will instruct the Paying Agent to mail as soon as reasonably practicable after the Effective Time (but in any event no later than five Business Days after the Paying Agent receives an electronic copy of the Company's stock records as of the Effective Time, suitable for the Paying Agent's use, from the Company's transfer agent) to each holder of a certificate (a "CERTIFICATE") formerly representing Converted Shares who has not previously surrendered his or her Certificates, a letter of transmittal reasonably acceptable to the Company advising such holders of the effectiveness of the Merger and the procedures for surrendering Certificates to the Paying Agent (which shall specify that delivery shall be effected, and risk of loss and title to such holder's Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as to which Parent and the Company may agree) (the "LETTER OF TRANSMITTAL").

         (c) Upon the later of the Effective Time and the surrender of a Certificate for cancellation (or the affidavits and indemnification regarding the loss or destruction of such Certificates reasonably acceptable to Parent) to the Paying Agent together with the Letter of Transmittal, duly executed, and such other customary documents as may be required pursuant thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, and the Paying Agent shall deliver in accordance with the Letter of Transmittal, a check in the amount equal to the product of (i) the number of Converted Shares represented thereby and (ii) the Merger Consideration, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrue on any amount payable upon surrender of any Certificate. In the event of a transfer of ownership of Shares which is not registered in the stock transfer books of the Company, the cash payable in respect of such Shares under Section 1.5 may be paid to a transferee if the Certificate formerly evidencing such Shares is surrendered to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and by evidence reasonably acceptable to the Paying Agent that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.7, each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration.

         (d) All cash paid upon the surrender for exchange of Certificates in accordance with the terms of this Section 1.7 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates.

         (e) Any portion of the Payment Fund which remains undistributed to the holders of the Shares for 270 days after the Effective Time shall be delivered by the Paying Agent to Parent and any holders of Shares who have not theretofore complied with this Section 1.7 shall thereafter look only to Parent for payment of the Merger Consideration.

         (f) None of Parent, Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Laws.

         (g) Parent, Purchaser and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to the holder of the Converted Shares or the Existing Options, as the case may be, pursuant to this Agreement such amounts as Parent, Purchaser or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable Law. To the extent that amounts are so withheld by Parent, Purchaser or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Converted Shares or the Existing Options, as the case may be, in respect of which such deduction and withholding was made by Parent, Purchaser or the Paying Agent.

         (h) If any Certificate shall have been lost, stolen or destroyed, upon the making of a customary affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it or the

Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash that would have been payable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

         (i) In the event this Agreement is terminated without the occurrence of the Effective Time, the Paying Agent shall return the Payment Fund to Parent, and Parent shall, or shall cause the Paying Agent to, return promptly, but in any event within three Business Days after such termination, any Certificates theretofore submitted or delivered to the Paying Agent, without charge to the Person who submitted such Certificates.

         (j) At and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 1.7, except as otherwise required by Law.

         Section 1.8 Existing Options of the Company.

         (a) The Company shall cancel all of the outstanding Existing Options, whether vested or unvested, effective from and after the Effective Time and shall obtain and deliver to Purchaser on or prior to the Closing a written agreement, in form and substance reasonably acceptable to the Purchaser, from each holder of an Existing Option agreeing to such cancellation, in each case without incurring any liability or paying any consideration for such cancellation or agreements. After such cancellation, the holders of such Existing Options shall have no further rights with respect to such Existing Options except for the rights granted in this Section 1.8. The Company shall take all actions necessary to ensure that from and after the Effective Time neither the Surviving Corporation nor any of its Subsidiaries will be bound by any options, rights, awards or arrangements which would entitle any Person, other than Parent or Purchaser to beneficially own, directly or indirectly, any shares of capital stock of, or other equity interest in, the Surviving Corporation or any of its Subsidiaries or to receive any payments in respect of such options, rights, awards or other arrangements (other than as provided for in this Section 1.8). From and after the Effective Time, each holder of a vested stock option granted under the Company's stock incentive plans referred to in
Section 3.2(a) (the "OPTION PLANS") which has a per share exercise price that is less than the Merger Consideration ("IN-THE-MONEY OPTIONS") shall be entitled to receive from Parent, as soon as reasonably practicable after the surrender thereof, an amount of cash equal to the product of (x) the excess of the Merger Consideration over the per share exercise price of such option, and (y) the number of shares of Company Common Stock issuable upon exercise of such option; provided, however, that prior to such payment, such holder must have (i) delivered such option (or a duly executed affidavit of loss in a form reasonably acceptable to Parent) to the Paying Agent, and (ii) duly authorized, executed and delivered to the Paying Agent an acknowledgment of cancellation and termination or such other documents necessary, or customarily required, in a form which shall be reasonably satisfactory to Parent and the Company, indicating such holder's acknowledgment that, except for such holder's rights to receive the consideration set forth in this Section 1.8, any and all claims with respect to any such option shall be fully released and terminated (the "OPTION CANCELLATION AND TERMINATION ACKNOWLEDGMENT"). Prior to or upon the Effective Time, Parent shall instruct the Paying Agent to mail as soon as reasonably practicable after the Effective Time, but in no event later than five Business Days after the Paying Agent receives an electronic copy of the Company's option records as of the Effective Time, suitable for the Paying Agent's use, to each holder of a vested stock option issued under the Option Plans entitled to receive cash in exchange for such option pursuant to this
Section 1.8(a) and who has not previously exercised such option: (i) a letter of transmittal reasonably acceptable to the Company (which shall specify that delivery shall be effected only upon proper delivery to the Paying Agent of (A) such option (or a duly executed affidavit of loss in a form reasonably acceptable to Parent), and (B) the duly executed Option Cancellation and Termination Acknowledgment, and shall be in such form and have such other provisions as to which Parent and the Company may agree), and (ii) instructions reasonably acceptable to the Company for use in effecting the surrender, cancellation and termination of such option in exchange for cash in accordance with this Section 1.8.

         (b) As of the Effective Time, all Option Plans and Existing Options shall terminate and all rights under any provision of any other plan, program or arrangement providing for the issuance or grant of any Existing Options or any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be canceled. At and after the Effective Time, no Person shall have any right under the Option Plans or Existing Options or any other plan, program or arrangement with respect to equity securities of Parent, the Surviving Corporation or any of their respective Subsidiaries (other than as set forth in Section 1.8(a) above).

         (c) As used in this Agreement, "EXISTING OPTIONS" means any of the following relating to any capital stock of, or other equity interest in, the Company or any of its Subsidiaries: (i) options or warrants (whether vested or not) to purchase or other rights (including registration rights), agreements, contracts or binding commitments of any character to which the Company or any of its Subsidiaries is a party relating to the issued or unissued capital stock of, or other equity or phantom equity interests in, the Company or any of its Subsidiaries which could require the Company or any of its Subsidiaries to grant, issue or sell any shares of the capital stock of, or other equity or phantom equity interests in, the Company or any of its Subsidiaries, by sale, lease, license or otherwise; (ii) rights or securities convertible into, or exchangeable or exercisable for, or otherwise conferring any rights to subscribe for or purchase any shares of the capital stock of, or other equity or phantom equity interests in, the Company or any of its Subsidiaries; (iii) agreements, contracts and binding commitments to which the Company or any of its Subsidiaries is a party with respect to any right to purchase, put or call for any shares of the capital stock of, or other equity or phantom equity interests in, the Company or any of its Subsidiaries; or (iv) stock appreciation rights, limited stock appreciation rights, performance awards or restricted stock of the Company or any of its Subsidiaries; provided, however, that the Rights Agreement shall not constitute an Existing Option.

         Section 1.9 Certain Adjustments. If, during the period between the date of this Agreement and the Effective Time or earlier termination of this Agreement, any outstanding

Shares are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration applicable to such Shares shall be appropriately and equitably adjusted.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF PARENT

         Parent represents and warrants to the Company as follows:

         Section 2.1 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and (in the case of Purchaser only) in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, operate or lease the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted, except for any failures to have such power or authority or be in such good standing which, when taken together with all other such failures, do not, and are not reasonably likely to, have or result in a Parent Material Adverse Effect. Purchaser is a wholly owned Subsidiary of Parent. Parent has previously delivered to the Company a true and correct copy of the certificate of incorporation and by-laws (or comparable organizational documents) of each of Parent and Purchaser, as currently in effect.

         Section 2.2 Authority Relative to this Agreement. Each of Parent and Purchaser has the necessary corporate power and authority to execute and deliver this Agreement and, subject to the filing of the Certificate of Merger as required by Delaware Law, to carry out each of their respective obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Purchaser, the performance by Parent and Purchaser or their respective obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Purchaser and, subject to the filing of the Certificate of Merger as required by Delaware Law, no other corporate action is necessary for the execution and delivery of this Agreement by Parent or Purchaser, the performance by Parent or Purchaser of their respective obligations hereunder and the consummation by Parent or Purchaser of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Parent and Purchaser and constitutes the legal, valid and binding obligation of each such corporation, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         Section 2.3 No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Parent and Purchaser does not, and the performance by Parent and Purchaser of their respective obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated by this Agreement will not (i) violate any Law, court order, judgment, decree or injunction applicable to Parent or Purchaser or by which any of their property is bound, (ii) violate the certificate of incorporation or by-laws (or comparable organizational documents) of either Parent or Purchaser, or (iii) violate or result in any breach of or constitute a default under (in each case with or without notice or lapse of time or both), or give to others any rights of termination or cancellation of, or result in any change in any of the rights or obligations under, or the creation of a Lien on any of the property or assets of Parent or Purchaser pursuant to, any agreement, contract, commitment, indenture, instrument, permit, license or other legally binding obligation (collectively, "CONTRACTS") to which Parent or Purchaser is a party or by which Parent or Purchaser or any of their property is bound, except in the case of clauses (i) and (iii) for any such violations, breaches or defaults which, individually or in the aggregate, are not reasonably likely to have or result in a Parent Material Adverse Effect.

         (b) Except for filings under the HSR Act and the filing of the Certificate of Merger as required by Delaware Law, neither Parent nor Purchaser is required to give any notice, make any report, registration or other filing with, or to obtain any waiver, consent, approval, permit or authorization from, any Governmental Entity or any third party in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, the failure of which to give, make or obtain, individually or in the aggregate, is reasonably likely to have or result in a Parent Material Adverse Effect.

         Section 2.4 Litigation. There are no claims, actions, suits, proceedings or investigations of any nature pending or, to the Knowledge of Parent, threatened against Parent or Purchaser by or before any Governmental Entity which, individually or in the aggregate, are reasonably likely to have or result in a Parent Material Adverse Effect. Parent is not subject to any court orders, judgments, decrees or injunctions which, individually or in the aggregate, are reasonably likely to have or result in a Parent Material Adverse Effect.

         Section 2.5 Operations of Purchaser. Purchaser is a wholly owned Subsidiary of Parent, was formed solely for the purpose of engaging in the Merger and the other transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

         Section 2.6 Capital Resources. Parent will have available to it upon the consummation of the Merger sufficient funds to pay the Merger Consideration to holders of Converted Shares and to satisfy all of its other obligations under this Agreement.

         Section 2.7 Interest in the Company. Immediately prior to the execution and delivery of this Agreement, neither Parent nor any of its Subsidiaries beneficially owned any Shares. As of the date hereof, neither Parent nor any of its affiliates is an "Interested Stockholder" as such term is defined in Section 203 of Delaware Law, or an "Acquiring Person" as such term is defined in the Rights Agreement.

         Section 2.8 Brokers. Except for Credit Suisse First Boston Australia Limited, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Purchaser.

                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company and executed by each of them as of the date of this Agreement (the "DISCLOSURE SCHEDULE"), the Company hereby represents and warrants to Parent and Purchaser as follows:

         Section 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries (a) is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to own, operate or lease the properties and assets that it purports to own, operate or lease and to carry on its business as it is now being conducted, and (b) is duly qualified as a foreign corporation or other legal entity to do business, and is in good standing, in each other jurisdiction where the ownership, operation or lease of its properties and assets or the nature of its business makes such qualification necessary, except in the case of clause (b) for failures to be so qualified or in good standing which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect. The Company has previously delivered to Parent a true and correct copy of the certificate of incorporation and by-laws (or comparable organizational documents) of the Company and each of its Subsidiaries, as currently in effect, each as amended to date, and each of the documents so delivered is in full force and effect.

         Section 3.2 Capitalization.

         (a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, no par value (the "COMPANY COMMON STOCK"), and 10,000 shares of Class A preferred stock, par value $100 per share, and 200,000 shares of Class 1 preferred stock, no par value (the "COMPANY PREFERRED STOCK"), of which 150,000 shares were reserved for issuance upon exercise of preferred share rights issuable pursuant to the Rights Agreement between the Company and UMB Bank, N.A., dated September 16, 1998 (the "RIGHTS AGREEMENT"). As of the close of business on February 6, 2004, (i) 6,334,382 shares of Company Common Stock were issued and outstanding, all of which were duly authorized, validly issued, fully paid and nonassessable and (ii) 2,753,818 shares of Company Common Stock were held in the treasury of the Company. The Company has no shares of Company Common Stock reserved for issuance, except that, as of February 6, 2004, there were 716,710 shares of Company Common Stock reserved for issuance under the Option Plans, as listed in Section 3.2(a) of the Disclosure
Schedule in the amounts stated in such schedule. No shares of the Company Preferred Stock were issued and outstanding as of February 6, 2004. Section 3.2(a) of the Disclosure Schedule sets forth the holders of all Existing Options and the number of Shares, grant date, exercise prices and expiration dates for each grant to such holders. There are no existing (i) options, warrants, conversion rights, calls, preemptive rights, convertible or exchangeable securities, subscriptions or other rights, agreements, contracts or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell, or giving any Person any right to subscribe for or acquire, any shares of capital stock of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, any such shares or equity interests, (ii) rights, agreements, contracts or commitments of any character obligating the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or giving any Person any right to sell to any of them, any capital stock of, or other equity interest in, the Company or any of its Subsidiaries, or (iii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (collectively, "VOTING DEBT"). The Company does not own, directly or indirectly, any voting interest which may require a filing by Parent or any of its affiliates under the HSR Act (excluding the filing required for the Merger).

         (b) All outstanding shares of capital stock of, or other equity interests in, each of the Company's Subsidiaries (i) have been duly authorized and validly issued and are fully paid and nonassessable; (ii) are free and clear of all Liens; and (iii) are free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests but excluding any restrictions imposed by applicable securities Laws). All outstanding shares of capital stock (or equivalent equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned by the Company and/or one of its direct or indirect wholly owned Subsidiaries (other than director's qualifying shares or similar requirements of a foreign jurisdiction). Section 3.2(b) of the Disclosure Schedule contains a true and correct list of the Company's Subsidiaries and the capitalization and current ownership of each such Subsidiary. Neither the Company nor any of its Subsidiaries owns (directly or indirectly) any shares of capital stock of, or other equity interest in, any Person or any interest convertible into or exercisable or exchangeable for any such shares or equity interests.

         Section 3.3 Authority Relative to this Agreement. The Company has the necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the affirmative vote of the holders of a majority of the outstanding Shares for adoption and approval of this Agreement and the Merger at a special meeting of the stockholders of the Company duly called and held for such purpose (the "REQUISITE VOTE") and the filing of a Certificate of Merger as required by Delaware Law, to carry out its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and, subject to obtaining the Requisite Vote and the filing of the Certificate of Merger as required by Delaware Law, no other corporate action is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         Section 3.4 No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by the Company does not, and the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated by this Agreement will not, (i) violate any Law, court order, judgment, decree or injunction applicable to the Company or any of its Subsidiaries or Joint Ventures or by which its or their property is bound, (ii) violate the certificates of incorporation or by-laws (or comparable organizational documents) of the Company or any of its Subsidiaries or Joint Ventures, or (iii) violate or result in any breach of or constitute a default under (with or without notice or lapse of time or both), or give to others any rights of termination or cancellation of, or result in any change in any of the rights or obligations under, or the creation of a Lien (other than a Permitted Lien) on any of the properties or assets of the Company or any of its Subsidiaries or Joint Ventures pursuant to, any Contract or Permit to which the Company or any of its Subsidiaries or Joint Ventures is a party or by which the Company or any of its Subsidiaries or their property is bound, except in the case of clauses
(i) and (iii) for any such violations, breaches or defaults which, individually or in the aggregate, are not reasonably likely to have or result in a Company Material Adverse Effect.

         (b) Except for filings under the HSR Act, obtaining the Requisite Vote and the filing of the Certificate of Merger as required by Delaware Law, neither the Company nor any of its Subsidiaries or Joint Ventures is required to give any notice, make any report, registration or other filing with, or to obtain any waiver, consent, approval, permit or authorization of, any Governmental Entity or any third party in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement, the failure of which to give, make or obtain, individually or in the aggregate, is reasonably likely to have or result in a Company Material Adverse Effect.

         (c) The Board of Directors, at a meeting duly called and held, unanimously adopted resolutions that are still in full force and effect as of the date hereof and, subject to Section 4.2, will remain in full force and effect, (i) approving and declaring advisable the Merger, this Agreement and the transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth herein,
(iii) recommending that the Company's stockholders approve and adopt this Agreement and the Merger, (iv) approving the acquisition of the Shares by Parent or Purchaser pursuant to the Merger and the other transactions contemplated by this Agreement, (v) exempting this Agreement and the transactions contemplated by this Agreement from the restrictions of Section 203 of Delaware Law and (vi) approving this Merger Agreement and the transactions contemplated hereby for purposes of Article VI of the certificate of incorporation of the Company.

         (d) Neither the Company nor any of its Subsidiaries or Joint Ventures is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

         (e) Section 3.4(e) of the Disclosure Schedule sets forth a correct and complete list of all claims held by the Company or any of its Subsidiaries or Joint Ventures, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code, together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding. None of such orders, individually or in the aggregate, are reasonably likely to have or result in a Company Material Adverse Effect.

         Section 3.5 SEC Filings; Financial Statements.

         (a) The Company has timely filed with the SEC all forms, reports, schedules, certifications, statements and other documents required to be filed by it since January 1, 2001, and on or prior to the date of this Agreement under the Exchange Act or the Securities Act (collectively, including any amendments to any such documents filed prior to the date of this Agreement, the "COMPANY SEC DOCUMENTS"). As of their respective filing dates, the Company SEC Documents including, without limitation, any financial statements or schedules included therein (i) did not, and any such documents filed with the SEC after the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and (ii) complied, and any such documents filed with the SEC after the date of this Agreement will comply, in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing.

         (b) The Company Financial Statements comply, and any financial statements filed by the Company with the SEC after the date of this Agreement will comply, in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), provided that any interim unaudited financial statements may not have notes and may be subject to normal year end audit adjustments, none of which will be material in effect or amount. The Company Financial Statements fairly present, and any financial statements filed by the Company with the SEC after the date of this Agreement will fairly present, in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date of the balance sheets in such Company Financial Statements and the consolidated results of operations, cash flows and changes in retained earnings of the Company and its Subsidiaries for each of the periods covered by the Company Financial Statements. As used in this Agreement, "COMPANY FINANCIAL STATEMENTS" shall mean the audited or unaudited, as the case may be, consolidated balance sheets and consolidated statements of earnings and retained earnings, comprehensive income and cash flows of the Company and its Subsidiaries, and the related notes thereto, for each of the years ended on December 31, 2001 and 2002 and for each of the indicated periods ended on March 31, 2003, June 30, 2003 and September 30, 2003, in each case which is included in the Company SEC Documents. The fact that the audit report of the Company's independent accountants with respect to the Company's audited consolidated financial statements for the year ended December 31, 2003 or any subsequent period contains a going concern qualification shall not, by itself, constitute a breach of any representation or warranty contained in Section 3.5(a) or this Section 3.5(b). The most recent financial forecasts for 2004 provided by the Company to Parent have been prepared in good faith by the management of the Company upon assumptions they believe to be reasonable and represent their best estimates of the future financial performance and condition of the Company and its Subsidiaries. Such forecasts are the most recent financial forecasts that the Company has provided to its creditors.

         (c) Neither the Company nor any of its Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of any nature, in each case except for (a) liabilities, obligations or contingencies which (i) are accrued or reserved against in the December 31, 2002 balance sheet included in the Company's Annual Report or Form 10-K for the year then ended or reflected in the notes thereto (but only to the extent they are so reserved or accrued against or reflected) or (ii) were incurred since December 31, 2002 and are accrued or reserved against in the September 30, 2003 balance sheet included in the Company's Quarterly Report on Form 10-Q for the quarter then ended or reflected in the notes thereto (but only to the extent so reserved or accrued against or reflected), (b) account or trade payables, other expense accruals and non-recourse borrowings incurred in connection with the Company's real estate development business ("NON-RECOURSE BORROWINGS"), in each case that were incurred in the ordinary course of business and consistent with past practices, (c) Contracts which have been filed with the SEC and retention bonus agreements, true and complete copies of which have been provided to Parent, in each case prior to the date of this Agreement, or (d) liabilities, obligations or contingencies which, individually or in the aggregate, have not had since December 31, 2002, and are not reasonably likely to have or result in, a Company Material Adverse Effect.

         (d) The Company and its Subsidiaries maintain books and records reflecting their assets and liabilities which are accurate in all material respects and maintain internal accounting controls which provide reasonable assurance that (i) transactions are executed with appropriate authorizations;
(ii) transactions are recorded as necessary to permit timely preparation of the consolidated financial statements of the Company and to maintain accountability for the Company's consolidated assets; (iii) access to the assets of the Company and its Subsidiaries is permitted only in accordance with appropriate authorizations; and (iv) the reporting of the Company's assets is compared with existing assets at regular intervals.

         Section 3.6 Absence of Certain Changes or Events. Since December 31, 2002, except as required by this Agreement, or as described in the Company SEC Documents, (a) the Company and its Subsidiaries have conducted their respective operations only in, and have not engaged in any material transaction other than according to, the ordinary course of business consistent with past practices,
(b) there has not been any Company Material Adverse Change, and (c) the Company and its Subsidiaries have not taken any action that, if taken after the date hereof, would constitute a violation of Section 4.1 (other than clauses (d)(ii)(B), (d)(iii), (g), (j), (k) and (l) thereof); provided, however, that solely for the purposes of this representation and warranty, clause (d)(ii)(C) thereof shall be restated in its entirety as "any sales of other assets or properties at fair market value in the ordinary course of business consistent with past practice" and clause (f) thereof shall be restated in its entirety as "neither the Company nor any of its Subsidiaries shall enter into any Contract other than in the ordinary course of business consistent with past practice".

         Section 3.7 Litigation. Except as disclosed in the Company SEC Documents, there are no civil, criminal, administrative or employee claims, actions, suits, proceedings or investigations of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or Joint Ventures, or any properties or assets of the Company or any of its Subsidiaries or Joint Ventures, by or before any Governmental Entity other than those which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or any of its Joint Ventures is a party to or subject to the provisions of any judgments, orders, writs, injunctions, decrees or awards of any Governmental Entity other than those which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect.

         Section 3.8 Title to Assets. The Company and each of its Subsidiaries has good and marketable title to all of its properties and assets, real and personal, reflected in the balance sheet included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2003 (except properties and assets sold or otherwise disposed of since September 30, 2003 in the ordinary course of business consistent with past practices), or with respect to leased properties and assets, valid leasehold interests in such properties and assets, in each case free and clear of all Liens, except for Permitted Liens. The property and equipment of the Company and each of its Subsidiaries that are used in the business of the Company and its Subsidiaries are (taken as a whole) in reasonable operating condition and repair, subject to normal wear and tear.

         Section 3.9 Employee Benefit Plans.

         (a) All benefit and compensation plans, contracts, policies or arrangements currently covering current or former employees of the Company and its Subsidiaries (for purposes of this Section 3.9, the "EMPLOYEES") and current or former directors of the Company, including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the "COMPANY COMPENSATION AND BENEFIT PLANS") are listed in
Section 3.9(a) of the Disclosure Schedule and each Company Compensation and Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Company Compensation and Benefit Plans listed in Section 3.9(a) of the Disclosure Schedule, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements, forming a part of any Company Compensation and Benefit Plans, and all currently effective amendments thereto, have been provided, or made available to, Parent.

         (b) All Company Compensation and Benefit Plans, other than "multiemployer plans" within the meaning of Section 3(37) of ERISA (each, a "MULTIEMPLOYER PLAN"), are in full compliance with ERISA, the Code and other applicable Laws, except for any such non-compliances which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect. Each Company Compensation and Benefit Plan which is subject to ERISA (the "ERISA PLANS") that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA, other than Multiemployer Plans, (a "COMPANY PENSION PLAN") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS") covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such plan under Section 401(a) of the Code. Any voluntary employees' beneficiary association within the meaning of Section 501(c)(9) of the Code which provides benefits under a Company Compensation and Benefit Plan has (i) received an opinion letter from the IRS recognizing its exempt status under Section 501(c)(9) of the Code and (ii) filed a timely notice with the IRS pursuant to Section 505(c) of the Code, and the Company is not aware of circumstances likely to result in the loss of such exempt status under Section 501(c)(9) of the Code. As of the date hereof, there is no pending or, to the Knowledge of the Company, threatened litigation relating to the Company Compensation and Benefit Plans, except for any such litigation that, individually or in the aggregate, does not, and is not reasonably likely to, have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has (i) engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA or
(ii) incurred or reasonably expects to incur a tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA, except for any such taxes or penalties that, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect.

         (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an "ERISA AFFILIATE"). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to Pension

Benefit Guaranty Corporation ("PBGC") Reg. Section 4043.66, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

         (d) All contributions required to be made under each Company Compensation and Benefit Plan, as of the date hereof, have been timely made (giving effect to waivers or extensions) and all obligations in respect of each Company Compensation and Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company SEC Documents prior to the date hereof. Neither any Company Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA, and no ERISA Affiliate has an outstanding funding waiver. It is not reasonably anticipated that required minimum contributions to any Company Pension Plan under Section 412 of the Code will be materially increased by application of Section 412(l) of the Code. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

         (e) Under each Company Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Company Pension Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Company Pension Plan. There has been no material change in the financial condition of any Company Pension Plan since the last day of the most recent plan year.

         (f) Neither the Company nor its Subsidiaries have any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

         (g) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Compensation and Benefit Plan which would increase the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year, except for any such increases that, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the Merger and the other transactions contemplated hereby will (w) entitle any employees of the Company or its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Compensation and Benefit Plans, (y) limit or restrict the right of the Company, or, after the consummation of the transactions contemplated hereby, Parent, to merge, amend or terminate any of the Company Compensation and Benefit Plans or
(z) result in payments under any of the Company Compensation and Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

         (h) A true, accurate and complete copy of the master list of the current employees of the Company and its Subsidiaries, setting forth the employing entity, the total headcount and total compensation for the most recent fiscal quarter/year has been provided to Parent. The Company has provided Parent with true and complete copies of all Company severance policies and guidelines, whether written or oral. There are no claims, actions, suits, or proceedings of any nature pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by any current or former employees, directors or officers of the Company or any of its Subsidiaries other than those which, individually or in the aggregate, do not and are not reasonably likely to have or result in a Company Material Adverse Effect.

         Section 3.10 Labor and Employment Matters.

         (a) There is no pending, nor has the Company or any of its Subsidiaries experienced any, dispute over labor practices, strike or organized work stoppage, and, to the Knowledge of the Company, there is no dispute over labor practices, strike or organized work stoppage, that has been threatened in writing against the Company or any of its Subsidiaries.

         (b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. To the Knowledge of the Company, no bona fide union organizing activities are in process or have been proposed or threatened involving any employees of the Company or any of its Subsidiaries, and no petitions have been filed or, to the Knowledge of the Company, have been threatened in writing, or proposed to be filed, for union organization or representation of employees of the Company or any of its Subsidiaries not presently organized.

         (c) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in material violation of any labor Laws in any country (or political subdivision thereof) in which they transact business except for such violations as, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect.

         Section 3.11 Compliance; Permits.

         (a) Except as disclosed in the Company SEC Documents, the businesses of each of the Company and its Subsidiaries and Joint Ventures have not been, and are not being, conducted in breach or violation of, or default under, or non-compliance with any term, condition or provision of (i) their respective certificates of incorporation or by-laws (or comparable organizational documents); (ii) any Contract to which the Company or any of its Subsidiaries or Joint Ventures is a party or by which any of them or any of their property is bound; or (iii) any Law, court order, judgment, decree, injunction or Permit applicable to the Company or any of its Subsidiaries or Joint Ventures (including without limitation all workplace or occupational health and safety Laws, antitrust Laws and foreign corrupt practices Laws), except, with respect to the foregoing clauses (ii) and (iii), any such breaches, violations, defaults or non-compliance that, individually or in the aggregate, do not, and are not reasonably likely to have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries or Joint Ventures has received any notice, and the Company has no Knowledge of any material claim, alleging any such breaches, violations, defaults or non-compliance.

         (b) Each of the Company and its Subsidiaries and Joint Ventures hold all licenses, permits, consents, authorizations, waivers, grants, franchises, registrations and approvals of any Governmental Entity or other Persons necessary for the ownership, leasing, operation and use of their respective property and assets and the conduct of their respective businesses as currently or proposed to be conducted ("PERMITS"), except for any failures to hold such Permits which, individually or in the aggregate, do not, and are not reasonably likely, to have or result in a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business and the Company has no Knowledge of any reasonable basis for any such termination, modification or nonrenewal, except for any such terminations, modifications or nonrenewals which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in any Company Material Adverse Effect.

         Section 3.12 Taxes.

         (a) Except where the failure to do so does not have and is not reasonably likely to have or result in a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries (1) have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true and correct in all material respects, and any such Tax Returns in respect of which the Company and its Subsidiaries could have, upon re-examination or audit, additional tax liability of $1 million or more have been examined by the Internal Revenue Service or the appropriate Governmental Entity or the period in respect of which such Tax Returns were required to be filed has expired; (2) have paid all Taxes that are shown as due and payable on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to pay without the filing of a Tax Return; (3) have paid all other assessments received to date and all deficiencies assessed by any Governmental Entity in respect of Taxes; (4) have withheld from amounts owing to any employee, creditor or other Person all Taxes required by Law to be withheld and have paid over to the proper Governmental Entity in a timely manner all such withheld amounts to the extent due and payable; (5) have not waived any applicable statute of limitations with respect to United States federal, state or local income Taxes and have not otherwise agreed to any extension of time with respect to a United States federal, state or local Tax assessment or deficiency; (6) have not been members of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company); (7) are not parties to any Tax Sharing Agreement other than with each other; (8) will not be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing Date, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign Tax law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any "closing agreement" as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing Date; and (9) have not made with respect to the Company or any of its Subsidiaries (including any of their predecessors) any consent under Section 341 of the Code; (ii) no material issues that have been raised by the relevant Governmental Entity in connection with the examination of the Tax Returns referred to in clause (i) (1) are currently pending; (iii) no closing agreements, private letter rulings, technical advice memoranda, or similar agreements, rulings or memoranda, have been entered into or issued by any Governmental Entity with respect to the Company or any of its Subsidiaries; (iv) no Liens for Taxes exist with respect to any of the properties or assets of the Company or its Subsidiaries, except for Permitted Liens; (v) the Company has provided, or made available to, Purchaser true and correct copies of all material federal, state and local Tax Returns filed by the Company and its Subsidiaries on which the statute of limitations has not expired; and (vi) there are not being conducted or threatened in writing any material audits, examinations, investigations, litigation, or other proceedings in respect of Taxes of the Company or any Subsidiary. No tax is required to be withheld from the shareholders of the Company at the Effective Time pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

         (b)      As used in this Agreement, the term:

                  (i) "AFFILIATED GROUP" means any affiliated group within the meaning of Section 1504(a) of the Code or any similar group defined under a similar provision of state, local or foreign Law.

                  (ii) "TAXES" means all taxes, charges, fees, levies or other assessments imposed by any United States Federal, state, or local taxing authority or by any non-U.S. taxing authority including, but not limited to, income, gross receipts, excise, property, sales, use, transfer, payroll, value added, withholding, social security, national insurance (or other similar contributions or payments), franchise, estimated, severance, stamp, and other taxes (including any interest, fines, penalties or additions attributable to or imposed on or with respect to any such taxes, charges, fees, levies or other assessments).

                  (iii) "TAX RETURN" means any return, report, information return or other document with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (iv) "TAX SHARING AGREEMENT" means a written agreement the principal purpose of which is to allocate Taxes among the Company and another Person and does not include the provision of an acquisition lease or other agreement which provides for indemnification of Taxes.

         Section 3.13 Environmental Matters.

         (a) The Company and each of its Subsidiaries (and any predecessor or affiliate for which the Company or any such Subsidiary is liable but only to the extent of such liability): (i) is and has at all times been in compliance with applicable Environmental Laws except for any such failures to be in compliance which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect and (ii) has not received any material communication (written or oral), from a Governmental Entity or third party indicating that the Company or any of its Subsidiaries is in violation of, or subject to liability under, any applicable Environmental Laws. The Company has delivered to Purchaser copies of all material environmental reports, studies, assessments, sampling data, correspondence and other environmental information in its possession relating to the Company or any of its Subsidiaries or their current or former properties or operations.

         (b) Except for any such matters which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect, (i) there is no property (including soils, groundwater, surface water, buildings or other structures) currently or formerly owned or operated by the Company, any of its Subsidiaries or any of their respective predecessors or affiliates that has been contaminated with any Hazardous Substance for which the Company or any of its Subsidiaries could incur liability; (ii) there is no third party property with respect to which the Company or any of its Subsidiaries is subject to any liability for Hazardous Substance disposal or contamination; (iii) there has been no release or threat of release of any Hazardous Substance with which the Company or any of its Subsidiaries has been associated; (iv) there is no order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party to which the Company or any of its Subsidiaries is subject relating to liability under any Environmental Law or otherwise relating to any Hazardous Substance; and (v) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that could reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use or transfer of any property in connection with any Environmental Law.

         (c)      As used in this Agreement, the term:

                  (i) "ENVIRONMENTAL LAWS" means any federal, state, local or foreign statute, Law, rule, ordinance, code, policy, rule of common law and regulations relating to pollution or protection of human health (including those parts of the Occupational Safety and Health Act relating to Hazardous Substances) or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, buildings, structures, vessels and equipment) including, without limitation, Laws and regulations relating to Environmental Releases or threatened Environmental Releases of Hazardous Substances, noise, odor, wetlands, or otherwise relating to the presence, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, as now or hereafter in effect.

                  (ii) "ENVIRONMENTAL RELEASES" means any release, spill, emission, leaking, injection, deposit, disposal, discharge, dispersal, leaching or migration into the atmosphere, soil, surface water or ground water.

                  (iii) "HAZARDOUS SUBSTANCES" means: (A) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls above permissible regulated levels, black mold, and radon gas; (B) any chemicals, materials or substances which are regulated, defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," "waste," "special waste," or words of similar import, under any Environmental Law; and (C) any other chemical, material, substance or waste where the use, handling, disposal of, or any exposure to, is prohibited, limited or regulated pursuant to any Environmental Law or is otherwise the subject of any action by any Governmental Entity.

         Section 3.14 Insurance. The Company has provided to Parent a true and complete list of all material casualty insurance (including but not limited to commercial general liability, directors and officers, product liability, vehicle liability, worker's compensation, excess liability) and property insurance (including but not limited to fire extended coverage, sprinkler leakage, employee dishonesty and business interruption) policies maintained by the Company or any of its Subsidiaries. Such insurance policies provide appropriate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective properties and assets, are in character and amount which are commercially reasonable for the business of the Company and its Subsidiaries, are valid and enforceable by the Company and/or its Subsidiaries, and are sufficient for compliance with all Laws currently applicable to the Company or any of its Subsidiaries except for any such failures to maintain insurance policies that, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect. All of the Company and its Subsidiaries' directors and officers insurance and worker's compensation insurance policies are set forth on Section 3.14 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries has received any notice of cancellation, termination, non-renewal, material change or refusal to insure with respect to any written insurance policy currently in force of, or any application for insurance in the last three years by, the Company or any of its Subsidiaries.

         Section 3.15 Intellectual Property.

         (a) Section 3.15(a) of the Disclosure Schedule sets forth a true and complete list of all material (i) Intellectual Property owned by the Company or any of its Subsidiaries, indicating for each registered item the registration or application number and the applicable filing jurisdiction (collectively, the "SCHEDULED INTELLECTUAL PROPERTY"), and (ii) Intellectual Property Contracts (other than licenses for commercial "off-the-shelf" or "shrink-wrap" software that has not been modified or customized for the Company or any of its Subsidiaries by the applicable software licensor). Except for any such matters which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect: (i) the Company and its Subsidiaries exclusively own (beneficially, and of record where applicable) all Scheduled Intellectual Property, free and clear of all Liens, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business; (ii) the Scheduled Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Company's use thereof or its rights thereto; (iii) the Company and its Subsidiaries have sufficient rights to use all Intellectual Property and Trade Secrets used in their business as presently conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement; (iv) the Company and its Subsidiaries do not and have not infringed or otherwise violated the Intellectual Property or Trade Secret rights of any third party; (v) to the Company's Knowledge, no Person is violating any Intellectual Property or Trade Secret right that the Company or its Subsidiaries own or hold exclusively; (vi) the Company and its Subsidiaries have taken reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by the Company and its Subsidiaries and, to the Company's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached; (vii) each Intellectual Property Contract is legal, valid, binding and enforceable against the other party, and is in full force and effect, subject to applicable bankruptcy and insolvency laws and general principles of equity, and will continue to be so immediately following the consummation of the transactions contemplated by this Agreement; (viii) the IT Assets operate and perform as required by the Company and its Subsidiaries in connection with its business, and have not materially malfunctioned or failed within the past three (3) years; and (ix) the Company and its Subsidiaries have implemented reasonable backup and disaster recover technology consistent with industry practices. Neither the Company nor any of its Subsidiaries has licensed any other Person to use any of the Scheduled Intellectual Property other than the Joint Ventures listed in Section 3.16 of the Disclosure Schedule to the extent (but only to the extent) disclosed therein.

         (b) As used in this section, the terms appearing below have the following meanings:

                  (i) "INTELLECTUAL PROPERTY" means all (A) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; and (B) all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues.

                  (ii) "INTELLECTUAL PROPERTY CONTRACTS" means agreements concerning Intellectual Property or Trade Secrets to which the Company or any of its Subsidiaries is a party, including without limitation agreements granting the Company and the Subsidiaries rights to use licensed Intellectual Property or Trade Secrets, non-assertion agreements, settlement agreements, agreements granting others rights to use Scheduled Intellectual Property, trademark coexistence agreements and trademark consent agreements.

                  (iii) "IT ASSETS" means the Company's and the Subsidiaries' computers, computer software, computer design or engineering software, applications or programs, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

                  (iv) "TRADE SECRETS" mean any confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists.

         Section 3.16 Joint Ventures. Section 3.16 of the Disclosure Schedule sets forth a correct and complete list of each of the Company's Joint Ventures, including for each such entity (i) its name and the Company's interest therein and (ii) a brief description of its principal line or lines of business. With respect to each of the Company's Joint Ventures, the Company has made available to Parent correct and complete copies (or descriptions of oral agreements, if any) of all agreements which (i) are the governing instruments or constituent documents of such Joint Venture, (ii) contain any change of control provisions, put options or call options related to the interests in the Joint Venture, rights of first refusal or other similar provisions or any provisions that are reasonably likely to affect the ability of Parent, together with the remaining co-owners of each such entity, to direct and control its business operations after consummation of the Merger, or (iii) evidence any commitment (whether or not contingent) for future investment of capital or otherwise to be directly or indirectly made by Parent, the Company or any of their respective Subsidiaries therein.

         As used herein, "JOINT VENTURE" of a Person shall mean any other Person that is not a Subsidiary of the first Person and in which the first Person owns directly or indirectly a 25% or greater equity, voting or other ownership interest.

         Section 3.17 Related Party Transactions. Except for those Contracts disclosed in the Company SEC Documents or any benefits under Company Compensation and Benefit Plans which benefits are available to substantially all the employees of the Company and its Subsidiaries, there are no Contracts currently in effect entered into by the Company or any of its Subsidiaries with any Person who is an officer or director of the Company or any of its Subsidiaries, any relative or spouse living with such a Person, or any affiliate of the Company or any of its Subsidiaries (each, a "COMPANY RELATED PERSON"). Except for ordinary course business expense reimbursement or as disclosed in the Company SEC Documents, there are no amounts owed to the Company or any of its Subsidiaries by any Company Related Person.

         Section 3.18 State Takeover Statutes. Assuming the accuracy of Parent's representations and warranties in Section 2.7 hereof, the Board of Directors has taken all actions necessary so that no "fair price," "moratorium," "control share acquisition" or other anti-takeover statute or regulation, is, or at the Effective Time will be, applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of Parent's representations and warranties in Section 2.7 hereof, the Board of Directors has taken all necessary action so that Parent will not be (i) subject to any anti-takeover provision of the Company's certificate of incorporation or by-laws or (ii) prohibited from entering into a "business combination" with the Company as an "interested stockholder" (in each case as such term is used in Section 203 of the Delaware Law) as a result of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

         Section 3.19 Required Vote of Company Stockholders. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of any class of capital stock of the Company required by Delaware Law or the certificate of incorporation or the by-laws of the Company to adopt this Agreement.

         Section 3.20 The Rights Agreement. The Board of Directors has taken all necessary action to amend the Rights Agreement so that, (i) neither Parent nor Purchaser shall become an "Acquiring Person", (ii) no "Shares Acquisition Date" or "Distribution Date" shall occur and (iii) the "Rights" will not separate from the "Common Shares" or become exercisable, in each case as a result of the announcement, execution, delivery or performance of this Agreement or the consummation of the Merger or any other action or transaction contemplated hereby or thereby or in connection herewith or therewith. The "Rights" will expire immediately prior to the Effective Time and no Person will thereafter have any rights under the "Rights" or the Rights Agreement. The Board is authorized to make the foregoing amendments under the Rights Agreement without the need for any consent or other authorization by any holders of "Rights" and such amendments are valid and legally binding on, and enforceable against, all holders of "Rights". All capitalized terms in quotation marks in this Section
3.20 shall have the meanings assigned to such terms in the Rights Agreement.

         Section 3.21 Opinion of Financial Advisor. George K. Baum Advisors LLC has rendered an opinion to the Board of Directors, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair from a financial point of view to the holders of Shares.

         Section 3.22 Brokers. Except for a fee of $2.95 million payable to George K. Baum Advisors LLC, no broker, finder or investment banker is entitled to any brokerage, finder's, financial advisor's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company. The Company has heretofore furnished to Parent true and correct information concerning the arrangements between the Company and George K. Baum Advisors LLC pursuant to which such firm would be entitled to any payment as a result of the transactions contemplated by this Agreement.

         Section 3.23 China Business. Butler (Shanghai) Inc. has at all times been and is in compliance with all obligations it has had or has to obtain re-approval and re-accreditation of any of its material licenses, consents and approvals pursuant to the applicable Laws in the People's Republic of China (the "PRC") including seeking re-accreditation of its business license under the (i) Rules for the Administration of Foreign-Funded Construction Enterprises (promulgated by Decree 113 on September 27, 2002), (ii) Rules for the Administration of Foreign-Funded Construction Engineering Design Enterprises (promulgated by Decree 114 on September 27, 2002), and (iii) the corresponding implementation regulations (effective on April 8, 2003). Butler (Tianjin) Inc. has at all times been and is in compliance with all obligations it has had or has to obtain any re-approval and re-accreditation of any of its material licenses, consents and approvals pursuant to the applicable Laws in the PRC. Butler (Tianjin) Inc. is in the process of obtaining a national Steel Structure Design Certificate and a national Special Contractor Certificate for Metal Building projects and (i) to the Company's Knowledge there is no reason why these certificates will not be granted to Butler (Tianjin) Inc. on favorable terms within a reasonable period, and (ii) the Company warrants that Butler (Tianjin) Inc. is in the process of preparing complete and accurate applications to obtain the certificates in compliance with the applicable Laws in the PRC. The Intellectual Property and Trade Secrets licensed by the Company or any of its Subsidiaries to Butler (Shanghai) Inc. and Butler (Tianjin) Inc. have been or are in the process of being registered in the PRC and all royalties payable under such licenses have been or are in the process of being fully paid. All the registered capital of Butler (Shanghai) Inc. and Butler (Tianjin) Inc. has been fully paid. Butler (Shanghai) Inc. and Butler (Tianjin) Inc. are wholly owned foreign enterprises and are duly established and validly existing under the laws and regulations of the PRC.

         Section 3.24 Change of Control Agreements. The Company has entered into agreements in the form attached as Exhibit A hereto (the "CHANGE OF CONTROL TERMINATION AGREEMENTS") with each of John Holland, Ronald Rutledge, John Huey, Larry Miller and Barbara Bridger pursuant to which the Company will pay prior to Closing an aggregate of $5,293,716 (collectively, the "CHANGE OF CONTROL TERMINATION PAYMENTS").

                                   ARTICLE IV
                     CONDUCT OF BUSINESS PENDING THE MERGER

         Section 4.1 .Conduct of Business Pending the Merger. The Company agrees that, during the period between the date of this Agreement and the Effective Time or earlier termination of this Agreement, unless Parent shall otherwise consent in writing or as expressly contemplated by this Agreement:

         (a) the business of the Company and its Subsidiaries will be conducted only in, and the Company shall not take, or permit any Subsidiary to take, any action except in the ordinary course of business and in a manner consistent with past practices; and, to the extent consistent with the foregoing, the Company and its Subsidiaries will use their commercially reasonable efforts to preserve intact the business organization of the Company and its Subsidiaries, to keep available the services of the present officers and employees of the Company and its Subsidiaries, to preserve the present relationships and goodwill of the Company and its Subsidiaries with customers, suppliers, distributors, creditors, lessors, unions, employees, business associates and other Persons with which the Company or any Subsidiary has significant business relations, maintain and keep material properties and assets in as good repair and condition as such are in as of the date hereof, subject to ordinary wear and tear, and maintain in effect all material Permits;

         (b) the Company and its Subsidiaries will not amend their respective certificates of incorporation or by-laws (or comparable organizational documents);

         (c) neither the Company nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any capital stock or Voting Debt of, or other equity interest in, the

Company or any of its Subsidiaries (collectively, "CAPITAL STOCK") owned by it other than to the Company or one of its direct or indirect wholly owned Subsidiaries (collectively, "WHOLLY OWNED SUBSIDIARIES"); (ii) split, combine, subdivide or reclassify any of its outstanding Capital Stock; (iii) declare, set aside or pay any dividend or distribution payable in cash, stock or property in respect of any Capital Stock other than dividends and distributions by Wholly Owned Subsidiaries, provided that no such dividends or distributions shall be made by any Wholly Owned Subsidiary incorporated or operating in the PRC or Mauritius (A) at any time on or prior to April 30, 2004 or (B) at any time after such date without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; or (iv) repurchase, redeem or otherwise acquire, directly or indirectly, any Capital Stock or any securities convertible into, or exchangeable or exercisable for, any Capital Stock;

         (d) neither the Company nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any Capital Stock or securities convertible into, or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any Capital Stock or any other property or assets (other than (A) Shares issuable pursuant to stock options outstanding on the date hereof and (B) securities issuable under the Rights Agreement if required by the terms thereof); (ii) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber (including without limitation by merger, consolidation, spin off or otherwise) any properties or assets other than (A) any sales of inventory in the ordinary course of business consistent with past practice, (B) any sale of any asset listed in Section 4.1(d)(ii)(B) of the Disclosure Schedule for cash in an amount equal to or greater than the minimum sale price set forth for such asset in such Section of the Disclosure Schedule and (C) any sales of other assets or properties at fair market value for a purchase price of less than $1 million in any single transaction or series of related transactions or an aggregate purchase price of less than $3 million for all such sales; (iii) make or authorize or commit for any capital expenditures other than capital expenditures for maintenance purposes or knowledge-based engineering technology in amounts not in excess of, or incurred earlier than, those set forth in the budget set forth in Section 4.1(d)(iii) of the Disclosure Schedule; or (iv) amend any of the terms of its outstanding securities;

         (e) neither the Company nor any of its Subsidiaries shall (i) incur, assume or modify in any material respect any indebtedness for borrowed money (other than Non-Recourse Borrowings incurred in the ordinary course of business consistent with past practice) (A) at any time on or prior to April 29, 2004 or (B) at any time after such date without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed; (ii) incur, assume or modify in any material respect any liability other than in the ordinary and usual course of business in amounts and for purposes consistent with past practice; (iii) prepay any such indebtedness except as may be required by the lenders pursuant to the terms of such indebtedness; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any third party, including by means of any "keep well" or other agreement to support or maintain any financial statement condition of another Person, except in the ordinary and usual course of business consistent with past practice; or (v) change any accounting principle, practice or method except as required by changes in GAAP;

         (f) neither the Company nor any of its Subsidiaries shall enter into any Contract other than in the ordinary course of business consistent with past practice or, without limiting the foregoing, any Contract pursuant to which the Company or any of its Subsidiaries could be obligated to purchase goods or services which does not terminate or can not be terminated by the Company or such Subsidiary in each case within 6 months from the effective date of the Contract without the payment of any penalty or other consideration (other than Contracts with subcontractors entered into in the ordinary course of business consistent with past practice in respect of construction Contracts otherwise permitted by this Agreement), or any Contract pursuant to which the Company or any of its Subsidiaries could be obligated to pay or receive consideration with a fair market value of exceeding (i) in the case of any lease, $250,000 in any year or (ii) in the case of any Contract to sell goods or services relating to
(A) the BUCON businesses conducted by the Company and its Subsidiaries, $7 million, (B) the PRC businesses conducted by the Company and its Subsidiaries, $5 million, (C) the Lester business conducted by the Company and its Subsidiaries, $1.0 million, (D) the Vistawall businesses conducted by the Company and its Subsidiaries, $1.5 million, or (E) the domestic metal building businesses conducted by the Company and its Subsidiaries, $2.5 million (each, a "MATERIAL CONTRACT"), or modify, amend, or terminate any existing Material Contract or customer discount;

         (g) neither the Company nor any of its Subsidiaries shall undertake any new real estate development projects other than, with the prior written consent of Parent (such consent not to be unreasonably withheld or delayed), fee-based real estate development projects with respect to which neither the Company nor any of its Subsidiaries invests or has at risk any capital;

         (h) neither the Company nor any of its Subsidiaries shall settle, compromise, waive, terminate, release or assign any material rights or claims of any nature whatsoever other than in the ordinary course of business consistent with past practice;

         (i) neither the Company nor any of its Subsidiaries shall merge or consolidate with any Person (other than those involving only the Company and/or one or more Wholly Owned Subsidiaries) or acquire by any manner any equity interest in, or assets or liabilities of, any other Person;

         (j) neither the Company nor any of its Subsidiaries shall (i) terminate, establish, adopt, enter into, make any new grants or awards under, amend or otherwise modify, any Company Compensation and Benefit Plans or (ii) except for normal increases in salary for employees (other than officers) which are made in the ordinary course of business and consistent with its existing policies and practices, increase the salary, wage, bonus or other compensation of any of its directors, officers or employees;

         (k) neither the Company nor any of its Subsidiaries shall grant any severance or termination pay to, or enter into any employment or severance agreement with, any existing or prospective director, officer or other employee of the Company or its Subsidiaries;

         (l) neither the Company nor any of its Subsidiaries shall make any Tax election, file any material income Tax Return, settle any Tax audit or proceeding, request any Tax private letter ruling, enter into any Tax closing agreement or permit any insurance policy naming it as a beneficiary or loss-payable payee to be canceled or terminated except in the ordinary and usual course of business;

         (m) neither the Company nor any of its Subsidiaries shall fail to use its commercially reasonable efforts to keep in full force and effect all material insurance policies covering it, its directors, officers and employees and its assets existing as of the date hereof and, for any such policy it is unable to keep in force, to replace it with a substantially similar policy with a substantially similar cost and no lapse in coverage; and

         (n) neither the Company nor any of its Subsidiaries will authorize or enter into any Contract to do any of the foregoing.

Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall limit the Company's ability to make the Change of Control Termination Payments.

         Section 4.2 No Shopping.

         (a) During the period between the date of this Agreement and the Effective Time or the earlier termination of this Agreement, the Company and its Subsidiaries shall not, and shall direct and cause each of their officers, directors, employees, financial advisors, attorneys, accountants or other agents or representatives (collectively, the "COMPANY REPRESENTATIVES") not to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or knowingly encourage any inquiries, or the making of a proposal or offer from any Person relating to, or that could reasonably be expected to lead to, an Acquisition Transaction (each, an "ACQUISITION PROPOSAL"); (ii) enter into or participate in any discussions or negotiations with, furnish any confidential non-public information relating to the Company or any of its Subsidiaries to, or afford access to the business, personnel, properties, assets, books or records of the Company or any of its Subsidiaries to, any third party relating to an Acquisition Proposal or otherwise knowingly facilitate or knowingly encourage any effort or attempt to make or implement an Acquisition Proposal with respect to an Acquisition Transaction; or (iii) enter into any Contract with respect to an Acquisition Transaction.

         (b) Notwithstanding the provisions of Section 4.2(a) or any other provision of this Agreement, at any time prior to (but not after) this Agreement is submitted for a vote at the Company Stockholder Meeting, (A) the Company may furnish confidential or non-public information to any third party that has made an unsolicited bona fide written Acquisition Proposal which did not result from a breach of Section 4.2(a), (B) the Company may engage in discussions and negotiations with any such third party, and (C) the Board of Directors may recommend any such Acquisition Proposal to the stockholders of the Company and withdraw or adversely amend or modify its recommendation of this Agreement and the Merger if and only to the extent that before taking any such action (i) in the case of the actions referred to in clause (A), (B) or (C), the Company has complied with Section 4.2(c) with respect to such Acquisition Proposal and the Board of Directors has determined, in good faith and after consultation with its outside legal counsel, that failing to take such action would constitute a breach of their fiduciary duties under applicable Law, (ii) in the case of the actions referred to in clause (A), such Acquisition Proposal constitutes a Superior Proposal or the Board of Directors determines, in good faith after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is reasonably likely to lead to a Superior Proposal, (iii) in the case of the actions referred to in clause (A) or
(B), the Company and such third party have entered into a confidentiality agreement with terms no more favorable to such third party than the Confidentiality Agreement, dated as of November 17, 2003 (the "CONFIDENTIALITY AGREEMENT"), between Parent and the Company, and (iv) in the case of the actions referred to in clause (B) or (C), such Acquisition Proposal constitutes a Superior Proposal and the Company shall have given Parent written notice of its intent to take such actions at least five Business Days before doing so and negotiated in good faith any improvements in the terms of this Agreement which Parent seeks to make during this notice period (any improved terms which Parent offers, and Buyer can accept, in a legally binding manner, "IMPROVED TERMS"). Nothing in this Agreement shall prevent the Company or its Board of Directors from complying with its disclosure obligations under Rule 14e-2 promulgated under the Exchange Act with respect to an Acquisition Proposal; provided, however, that if such disclosure constitutes a withdrawal or adverse amendment or modification by the Board of Directors of its approval or recommendation of this Agreement and the Merger, then Parent shall be entitled to the rights afforded to it in Sections 7.1(g) and 7.2(b).

         (c) The Company shall notify Parent as soon as practicable in writing if it receives any Acquisition Proposal or any requests for information, discussions or negotiations from any third party relating to an Acquisition Transaction. Such notice to Parent shall include the identity of such third party and the material terms and conditions of any such Acquisition Proposal or request, to the extent known. The Company shall thereafter keep Parent informed, on a current basis, of the status and terms of any such Acquisition Proposal or request and the status of any discussions or negotiations with such third party related thereto. The Company will concurrently provide to Parent any information that it provides or makes available to any third party pursuant to this Section 4.2.

         (d) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Transaction. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 4.2(d) of the obligations undertaken in Section 4.2(a) and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring the Company or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

         (e) As used in this Agreement, the term (i) "ACQUISITION TRANSACTION" means (other than the Merger) (A) a merger, consolidation, share exchange or other business combination, reorganization, sale of shares of capital stock, tender offer or exchange offer or similar transaction involving the Company or any of its Subsidiaries; (B) acquisition in any manner, directly or indirectly, of more than 15% of the outstanding voting securities of, or other equity interests in, or more than 15% of the assets of, the Company or any of its Subsidiaries, in any single or multi-step transaction or series of related transactions; or (C) the acquisition in any manner, directly or indirectly, of any material portion of the business or assets of the Company and its Subsidiaries, and (ii) "SUPERIOR PROPOSAL" means any Acquisition Proposal which involves or affects at least a majority of the shares of capital stock of the Company by voting power or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, and which, in any such case, the Board of Directors shall have determined, in good faith and after consultation with its financial advisor (whose advice shall be communicated to Parent in reasonable detail) and outside legal counsel, (i) is reasonably likely to be consummated on the terms proposed, taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal and (ii) if consummated, would result in a transaction more favorable from a financial point of view to the stockholders of the Company than the transactions contemplated by this Agreement taking into account the proposed timing and any Improved Terms.

                                   ARTICLE V
                              ADDITIONAL AGREEMENTS

         Section 5.1 Proxy Statement. As promptly as practicable after the date of this Agreement, the Company shall prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC, and promptly thereafter mail to its stockholders, a proxy statement soliciting votes for the approval and adoption of this Agreement and the Merger at a special meeting of stockholders of the Company to be held for such purpose (such proxy statement, as amended or supplemented, is referred to herein as the "PROXY STATEMENT" and such meeting is referred to herein as the "COMPANY STOCKHOLDERS MEETING"). The parties agree to cooperate with each other in the preparation of the Proxy Statement and other proxy solicitation materials of the Company. Parent and its counsel shall be given reasonable opportunity to review and comment on the draft Proxy Statement each time before it is filed with the SEC. The Proxy Statement shall contain the recommendation of the Board of Directors that the Company's stockholders approve and adopt this Agreement, subject to any withdrawal, modification or amendment thereof made in accordance with this Agreement. The Company shall provide Parent and its counsel in writing with any written comments (and orally, any oral comments) the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments and shall consult with Parent and its counsel prior to responding to such comments and shall give due regard to any comments made by such Persons. The Company agrees that the Proxy Statement will, when filed by the Company with the SEC, comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and, on the date it is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, the Proxy Statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence shall not apply to any information contained in the Proxy Statement which has been supplied by or on behalf of Parent or Purchaser for inclusion therein and Parent agrees that it will provide as promptly as reasonably practicable any information with respect to itself and its Subsidiaries which is required to be included in the Proxy Statement and that such information shall not, on the date the Proxy Statement is first mailed to stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

         Section 5.2 Company Stockholders Meeting. As promptly as practicable after the date of this Agreement and clearance by the SEC of the Proxy Statement, the Company shall promptly take all action necessary in accordance with Delaware Law and its certificate of incorporation and by-laws to convene the Company Stockholders Meeting. The Company's Board of Directors shall recommend that the stockholders of the Company approve and adopt this Agreement and shall not withdraw or adversely modify or amend such recommendation except as permitted by Section 4.2(b). Unless and until the Board of Directors shall have withdrawn such recommendation in accordance with Section 4.2(b), the Company shall take all lawful action to solicit proxies for the approval and adoption of this Agreement and the Merger. The Company shall submit this Agreement and the Merger for adoption and approval by its stockholders at the Company Stockholder Meeting even if subsequent to the date hereof the Board of Directors determines that this Agreement is no longer advisable and withdraws or adversely modifies or amends its recommendation of this Agreement and the Merger or recommends that its stockholders vote against such adoption and approval.

         Section 5.3 Notification of Certain Matters. Promptly after becoming aware of such facts, each of the Company and Parent shall promptly notify the other of: (a) the occurrence or non-occurrence of any event that could reasonably be expected to cause any condition relating to its representation or warranty contained in this Agreement not to be satisfied on and as of any date after the date of this Agreement, and (b) any failure by it or any of its Subsidiaries to comply with or satisfy, in any material respect, any covenant or agreement to be complied with or satisfied by it hereunder.

         Section 5.4 Access to Information. From the date hereof to the Effective Time, subject to applicable Laws, including applicable Competition Laws relating to the exchange of information, the Company shall, and shall cause its Subsidiaries to, afford Parent and its officers, directors, employees, financial advisors and other authorized representatives reasonable access upon reasonable notice and during normal business hours to the properties, books, records and personnel of the Company and its Subsidiaries to obtain information concerning the business, properties, results of operations and personnel of the Company and its Subsidiaries, as Parent may reasonably request, in a manner that does not unreasonably disrupt the Company's business and subject to the Confidentiality Agreement. From the date hereof to the Effective Time upon reasonable notice, if Parent or Purchaser becomes aware of any facts or circumstances of which they were not aware prior to the execution and delivery of this Agreement and after taking into account such new facts or circumstances it would be reasonable for Parent as the prospective purchaser of the Company to conduct any environmental assessments or sampling, then Parent and its agents and representatives shall be given access to the properties of the Company and its Subsidiaries for the purpose of conducting such environmental assessments and sampling according to a scope of work to be determined by Parent in its sole discretion. The Company shall cooperate and assist Parent and its agents in conducting these investigations by affording access to the environmental files, personnel and outside environmental consultants of the Company and its Subsidiaries during regular business hours or at such other time as the parties mutually agree. No investigation by or on behalf of Parent pursuant to this
Section 5.4 shall affect or modify in any respect any of the Company's representations and warranties or the parties' obligations hereunder.

         Section 5.5 Commercially Reasonable Efforts.

         (a) On the terms and subject to the conditions set forth herein, each of the parties agrees to use (and cause each of its Subsidiaries to use) its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable, subject to applicable Laws, to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to consummation of the Merger, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity; (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement or thereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to carry out the purposes of, this Agreement; provided, that nothing in this Section 5.5 shall require or be construed to require Parent or any of its Subsidiaries to offer or agree to sell or hold separate (before or after the Effective Time) any assets, business or interest in any assets or businesses of Parent, the Company or any of their respective Subsidiaries or any Joint Venture (or to consent to the sale, or agreement to sell, by the Company, any of its Subsidiaries or any Joint Venture of any of their respective assets or businesses) or to agree to any material changes, restrictions, conditions or limitations on or in the operations of any such assets or businesses.

         (b) In connection with and without limiting the foregoing, the Company and Parent will, in compliance with applicable Laws: (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement, take all action necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

         (c) Each of Parent and the Company will (i) make the filings required of such party under Competition Laws with respect to the Merger and the other transactions contemplated by this Agreement as soon as practicable or as otherwise required after the date of this Agreement, but in no event later than ten Business Days after the date hereof; (ii) comply at the earliest practicable date with any request under the HSR Act for additional information, documents or other materials received by such party from the Federal Trade Commission (the "FTC") or the Department of Justice (the "DOJ") or any other Governmental Entity in respect of such filings or the Merger and the other transactions contemplated by this Agreement; (iii) promptly notify the other of
(A) the receipt of any comments on, or any request of amendments or supplements to, any such filings or information, documents, or other materials by any Governmental Entity or official, and (B) any other communications from or with any Governmental Entity with respect to the Merger; and (iv) cooperate with the other party in connection with making any filing under Competition Laws and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under Competition Laws with respect to the Merger and the other transactions contemplated by this Agreement, including (A) supplying the other party with information which may be required to effectuate any such filings or applications, (B) keeping the other party apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and working cooperatively in connection with obtaining any consents from any Governmental Entity, (C) not participating in any meeting with any Governmental Entity unless it consults with the other party in advance, to the extent permitted by such Governmental Entity and subject to the Confidentiality Agreement, and (D) providing copies of all such documents and correspondence to the non-filing party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith.

         Section 5.6 Public Announcements. Parent and the Company will consult with each other before holding any press conferences, analysts calls or other meetings or discussions and before issuing any press releases or other public announcements with respect to the transactions contemplated by this Agreement. The parties will provide each other the opportunity to review and comment upon any press release or other public announcement or statement with respect to the transactions contemplated by this Agreement and will not issue any such press release or other public announcement or statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to the rules of, or any listing agreement with, any securities exchange on which their securities are listed. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement will be mutually agreed upon prior to the issuance thereof.

         Section 5.7 Agreement to Defend and Indemnify.

         (a) From and after the Effective Time, Parent shall indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of the Effective Time (each, together with such Person's heirs, executors or administrators, an "INDEMNIFIED PERSON"), against any costs or expenses (including reasonable attorneys' fees and expenses), judgments, fines, losses, claims, damages and liabilities incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission occurring or alleged to occur prior to the Effective Time or the Merger or the other transactions contemplated by this Agreement, in each case to the fullest extent that the Company would have been permitted under Delaware Law and the Company's certificate of incorporation and by-laws in effect on the date of this Agreement to indemnify such Indemnified Person (and Parent shall also advance expenses as incurred to the fullest extent that the Company would have been permitted to do so thereunder; provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to such indemnification).

         (b) Any Indemnified Person wishing to claim indemnification under paragraph (a) of this Section 5.7, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent of any liability it may have to such Indemnified Person except to the extent such failure prejudices Parent. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume and control the defense thereof (with counsel reasonably satisfactory to the Indemnified Person) and Parent shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or has done so but is not pursuing such defense in good faith or counsel for the Indemnified Persons advises in writing that there are issues which raise or are likely to raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Persons, the Indemnified Persons may retain counsel reasonably satisfactory to Parent, and Parent shall pay all reasonable fees and expenses of such counsel for the Indemnified Persons promptly as statements setting forth such fees and expenses in reasonable detail are received; provided, however, that Parent shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Persons in any jurisdiction, (ii) the Indemnified Persons shall cooperate in the defense of any such matter and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided, further, that Parent shall not have any obligation hereunder to any Indemnified Person if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Person in the manner contemplated hereby is prohibited by applicable Law. In any claim, action, suit, proceeding or investigation of which the Surviving Corporation or Parent shall have assumed the defense, the Surviving Corporation or Parent shall not settle such matter unless such settlement (x) includes an unconditional release of such Indemnified Person from all liability arising out of or in connection with such matter, (y) does not include any admission of fault or culpability by, or on behalf of, such Indemnified Person or payment of any money by such Indemnified person and (z) does not result in the imposition against such Indemnified Person of injunctive or other equitable relief.

         (c) Prior to the Effective Time, the Company will purchase "tail" policies under its existing directors' and officers' liability insurance policies with Federal Insurance Company (of the Chubb Group) and Liberty Mutual Insurance Company, effective for a period of six years commencing on the Closing Date. In addition, the Company will purchase "tail" policies under its existing fiduciary liability insurance policy with Federal Insurance Company (of the Chubb Group) and under its existing directors' and officers' liability insurance policy with Arch Specialty Insurance Company, in each case effective for a period of three years commencing on the Closing Date. The total cost of all such tail policies purchased in accordance with the provisions of this Section 5.7 shall not exceed $1,760,000. Neither Parent nor the Surviving Corporation shall take any action to cause the foregoing "tail" policies to be modified, terminated or cancelled prior to the end of such six- and three-year periods, as applicable. This Section 5.7 shall survive the consummation of the Merger. Notwithstanding Section 8.7, this Section 5.7 is intended to be for the benefit of and to grant third party rights to Indemnified Persons whether or not parties to this Agreement and each of the Indemnified Persons shall be entitled to enforce the covenants contained herein. The covenants contained in this Section 5.7 shall not be deemed exclusive of other rights to which an Indemnified Person is entitled, whether pursuant to Law, contract or otherwise.

         (d) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its assets to any Person, then and in each such case, proper provision shall be made so that the successors and assigns of the Parent assume the obligations set forth in this Section 5.7.

         Section 5.8 Stockholder Litigation. The Company will consult with Parent and keep Parent informed about the defense of any stockholder litigation against the Company and/or its officers or directors relating to the transactions contemplated by this Agreement. The Company shall not settle any such litigation without Parent's prior written consent.

         Section 5.9 Delisting. Each of the parties hereto agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from The New York Stock Exchange and to de-register the Company Common Stock under the Exchange Act, provided that such delisting and de-registering shall not be effective until after the Effective Time.

         Section 5.10 Employee and Termination Benefits.

         (a) Parent shall cause the Surviving Corporation and its Subsidiaries through at least December 31, 2004 to provide benefits under employee benefit plans (other than any such plans which involve issuing securities of the Company or other equity based compensation) to the employees of the Company and its Subsidiaries as of the Effective Time ("COMPANY EMPLOYEES") that are, in the aggregate, substantially similar to those provided to them as of the Effective Time; provided, however, notwithstanding the foregoing, that Parent may cause the Company to discontinue its supplemental retirement pension and deferred compensation plans after the Effective Time. With respect to any compensation and benefits plans in which Company Employees first become eligible to participate on or after the Effective Time (the "NEW COMPANY PLANS"), the Surviving Corporation shall: (i) waive any pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements contained in any health and welfare New Company Plans as they apply to Company Employees and their dependents to the extent such conditions, exclusions and waiting periods have been satisfied under comparable plans of the Company or its Subsidiaries as of the Effective Time, (ii) cause any deductibles, coinsurance or maximum out-of-pocket payments made by a Company Employee under any Company Compensation and Benefit Plan during the applicable plan year in which such Company Employee first participates in a comparable New Company Plan to reduce the amount of deductibles, coinsurance and maximum out-of-pocket payments under such New Company Plan if such Company Employee was enrolled under such Company Compensation and Benefit Plan immediately prior to the effective time of coverage in such New Company Plans, and (iii) except for purposes of qualifying for subsidized early retirement benefits, recognize service of Company Employees accrued prior to the Effective Time for purposes of eligibility to participate and vesting credit in any New Company Plan in which such Company Employee may be eligible to participate after the Effective Time, to the extent such service would have been taken into account under the comparable Company Compensation and Benefit Plans.

         (b) From and after the Effective Time, the Surviving Corporation shall, and shall cause its Subsidiaries to, honor and assume, in accordance with their terms, all written employment and severance agreements between the Company or any of its Subsidiaries and any Company Employees which are listed in Section 5.10(b) of the Disclosure Schedule and all benefits or other amounts earned or accrued to the extent vested or which become vested in the ordinary course, through the Effective Time, under all Company Compensation and Benefit Plans.

         (c) In the event of any termination of any Company Compensation and Benefit Plan, terminated Company or Surviving Corporation employees and qualified beneficiaries will have the right to continued coverage under group health plans of the Surviving Corporation or Parent, as the case may be, as required by Code Section 4980B(f) and ERISA Sections 601 through 609.

         Section 5.11 Purchaser. Parent will take all action necessary (a) to cause Purchaser to perform its obligations under this Agreement and (b) to ensure that, prior to the Effective Time, Purchaser shall not conduct any business or make any investments other than as specifically contemplated by or in furtherance of this Agreement, or incur or guarantee any indebtedness other than as necessary for the consummation of the transactions contemplated hereby.

         Section 5.12 Section 16 Matters. Prior to the Effective Time, the Company may take all such steps as may be required and permitted to cause the transactions contemplated by this Agreement, including any dispositions of shares of Company Common Stock (including derivative securities with respect of Company Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

         Section 5.13 Third Party Standstill Agreements. During the period from the date of this Agreement through the Effective Time, neither the Company nor any of its Subsidiaries shall terminate, amend, modify or waive any provision of or release any of its rights under any confidentiality or standstill agreement to which it is a party. During such period, the Company shall enforce, to the fullest extent permitted under applicable Law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court having jurisdiction.

         Section 5.14 Director Resignations. The Company shall procure the resignation or removal of each of the members of the Board of Directors as of the Effective Time.

         Section 5.15 Sale of Lester. The Company will use its commercially reasonable efforts prior to the Closing to enter into an agreement to sell such of the assets used or held for use by the Company or any of its Subsidiaries in connection with the operation of the Lester Building Systems business (including without limitation all of the capital stock of any of the Company's Subsidiaries which have conducted all or any part of such business) as Parent shall determine, and to have the buyer assume and indemnify the Company and its Subsidiaries against all liabilities relating to or arising out of such business and assets, in each case on terms acceptable to Parent.

         Section 5.16 First Quarter Financial Statements. As soon as practicable after March 31, 2004 but in no event later than April 19, 2004, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for the three months ended March 31, 2004 which would satisfy the standards set forth in Section 3.5(b) if such provision applied to such financial statements and which, among other things, sets forth the Company's consolidated earnings before interest and taxes and net cash flow for such three-month period and its backlog as of March 31, 2004 of firm orders with profit margins consistent with past practice, in each case prepared in accordance with GAAP on a consistent basis (but excluding notes and year end accruals) and on a basis consistent with the forecasts for such period previously provided by the Company to Parent (such amounts, determined as provided above, "EBIT", "NET CASH FLOW" and "BACKLOG", respectively). Prior to Closing, the Company shall provide Parent and its advisors access to the books, records, employees and external advisors of the Company and its Subsidiaries as Parent shall reasonably request in order to preview, review and confirm the accuracy of the unaudited financial statements and EBIT, Net Cash Flow and Backlog provided pursuant to this Section 5.16.

                                   ARTICLE VI
                              CONDITIONS OF MERGER

         Section 6.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction or waiver on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable
Law):

         (a) Stockholder Approval. This Agreement shall have been duly adopted by the Requisite Vote at the Company Stockholders Meeting.

         (b) No Challenge. No Law, court order, judgment, decree or injunction (whether temporary, preliminary or permanent) shall be in effect or shall have been promulgated, enacted, entered or enforced, and no other action shall have been taken, by any Governmental Entity or by any court of competent jurisdiction, that in any of the foregoing cases has the effect of making illegal, or directly or indirectly restraining, prohibiting or restricting, the consummation of the Merger (collectively, an "ORDER"), no Governmental Entity shall have instituted any proceeding or taken any other action, or threatened to institute any proceeding or take any other action, to obtain any such Order and no other Person shall have instituted any proceeding or taken any other action seeking any such Order which is reasonably likely to be successful.

         (c) Governmental and Regulatory Approvals. All consents, approvals, authorizations and actions of, filings with and notices to, any Governmental Entity required of Parent, Purchaser, the Company or any of its Subsidiaries to consummate the Merger and the other transactions contemplated by this Agreement (other than those provided for in Section 1.2), shall have been obtained or made other than those the failure of which to obtain or make, individually or in the aggregate, is not reasonably likely to (i) have or result in a Company Material Adverse Effect (without giving effect to clauses (ii) and (iii) of the definition thereof), (ii) restrict or impair in any material way Parent's ability to own or transact business with, or to operate the businesses of, the Company and its Subsidiaries or (iii) expose the parties hereto or any of their respective officers, directors, employees, advisors, agents or affiliates to the risk of criminal or material financial liability.

         (d) Competition Laws. The waiting period (including any extension thereof) applicable to the consummation of the Merger under the HSR Act (or under any other Competition Laws), if any, shall have expired or been earlier terminated.

         Section 6.2 Additional Conditions to Obligations of Parent and Purchaser to Effect the Merger. The obligations of Parent and Purchaser to effect the Merger shall be further subject to the satisfaction or waiver by Parent of the following conditions on or prior to the Closing Date:

         (a) Representations and Warranties. Those representations and warranties of the Company set forth in this Agreement which are qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct without regard to any such qualifications as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date); provided, however, that notwithstanding the foregoing, this condition shall be deemed to be satisfied unless the failures of such representations and warranties to be so true and correct, individually or in the aggregate, has, or is reasonably likely to have or result in, a Company Material Adverse Effect. Those representations and warranties of the Company set forth in this Agreement which are not so qualified by materiality or a Company Material Adverse Effect or words of similar effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). Notwithstanding the foregoing, (i) the representation and warranties set forth in Section 3.9(f) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date and (ii) solely to the extent they relate to the PRC business of the Company and its Subsidiaries, the representations and warranties in Sections 3.9, 3.10 and 3.23 shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date in all respects other than those which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a material adverse effect on the financial condition, results of operations, assets, liabilities or business of such PRC business, taken as a whole. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of the Company, dated the Closing Date, certifying the satisfaction of this condition.

         (b) Agreements and Covenants. The Company shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of the Company required to be performed or complied with by it under this Agreement; provided, however, that notwithstanding the foregoing the Company shall have performed and complied with all of its obligations, agreements and covenants under Section 1.8 hereof. Purchaser shall have received a certificate of the chief executive officer and the chief financial officer of the Company, dated the Closing Date, certifying the satisfaction of this condition.

         (c) Consents, etc. Any consent, authorization, order or approval of (or filing or registration with) any third party identified in Section 6.2(c) of the Disclosure Schedule shall have been obtained.

         (d) Environmental Remediation. There shall not exist any facts, circumstances or conditions of the type described in Section 3.13(b) (without giving effect to the Company Material Adverse Effect qualification thereof or any exceptions thereto contained in the Disclosure Schedule) which, individually or in the aggregate are reasonably likely to cost more than $5 million to correct or remediate.

         (e) Resignations. Each of the members of the Board of Directors shall have resigned and Purchaser shall have received evidence of such resignations reasonably satisfactory to it.

         (f) Company Material Adverse Change. No Company Material Adverse Change shall have occurred since the date of this Agreement.

         (g) Rights Agreement. The Rights Agreement shall have been terminated and shall have no further legal force or effect.

         (h) Change of Control Termination Payments. The Company shall have paid the Change of Control Termination Payments in full.

         (i) Section 1445. At the Closing, the Company shall deliver to Purchaser an affidavit of the Company, in a form reasonably satisfactory to Parent and Purchaser, stating that an interest in the Company does not constitute a "United States real property interest" within the meaning of
Section 897(c) of the Code. The affidavit shall be dated and signed by a responsible officer of the Company who verifies under penalties of perjury that the affidavit is correct to the officer's knowledge and belief.

         Section 6.3 Additional Conditions to Obligations of the Company to Effect the Merger. The obligations of the Company to effect the Merger shall be further subject to the satisfaction or waiver by the Company of the following conditions on or prior to the Closing Date:

         (a) Representations and Warranties. Those representations and warranties of Parent set forth in this Agreement which are qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations shall be true and correct as of such earlier date). Those representations and warranties of Parent set forth in this Agreement which are not so qualified by materiality or a Parent Material Adverse Effect or words of similar effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct in all material respects as of such earlier date). The Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, certifying the satisfaction of this condition.

         (b) Agreements and Covenants. Parent and Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements and covenants of Parent and Purchaser required to be performed or complied with by them under this Agreement. The Company shall have received a certificate of an executive officer of Parent, dated the Closing Date, certifying the satisfaction of this condition.

                                  ARTICLE VII
                        TERMINATION, AMENDMENT AND WAIVER

         Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated by this Agreement may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company:

         (a)      by mutual written consent of Parent and the Company;

         (b) by either Parent or the Company, if the Merger has not been consummated by August 1, 2004 (the "TERMINATION DATE"); provided, however, that no party may terminate this Agreement pursuant to this paragraph (b) if such party's failure to fulfill any of its obligations under this Agreement shall have caused or materially contributed to the failure of the Merger to occur on or before the Termination Date;

         (c) by either Parent or the Company, if the vote on the adoption and approval of this Agreement and the Merger is taken at the Company Stockholders Meeting and the Requisite Vote is not obtained;

         (d) by either Parent or the Company, if a court of competent jurisdiction or Governmental Entity shall have enacted any Law or issued any order, decree, injunction or ruling or taken any other action (which order, decree, injunction, ruling or actions the parties hereto shall use their reasonable best efforts to lift), in each case which has become final and non-appealable and which permanently restrains, enjoins or otherwise prohibits or makes illegal the transactions contemplated by this Agreement;

         (e) by the Company by action of the Board of Directors, if Parent or Purchaser shall have breached any of their respective representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become untrue as of, and as if made on, any day after the date of this Agreement, in each case such that any of the conditions set forth in Section 6.3 would not be satisfied and such breach or failure of condition is not reasonably capable of being cured or, if it is, is not cured within 20 Business Days after written notice of such breach or failure of condition is given to Parent by the Company;

         (f) by Parent, if the Company shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, or any such representation or warranty shall have become untrue as of, and as if made on, any day after the date of this Agreement, in each case such that any of the conditions set forth in Section 6.2 would not be satisfied and such breach or failure of condition is not reasonably capable of being cured or, if it is, is not cured within 20 Business Days after written notice of such breach or failure of condition is given to the Company by Parent; or

         (g) by Parent, if (i) the Board of Directors shall have failed to recommend, or shall have withdrawn, adversely modified or adversely amended its approval or recommendation of this Agreement or the Merger to the stockholders of the Company or failed to reconfirm such approval or recommendation within ten days after a written request by Parent to do so, it being understood that any disclosure by the Company that is limited solely to a factual description of any Acquisition Proposal and the material terms and conditions thereof shall not, by itself, be deemed to be a withdrawal, adverse modification or adverse amendment of such approval or recommendation, or (ii) there shall have been any breach of
Section 4.2 by the Company, any of its Subsidiaries or any Company
Representative.

         Section 7.2 Effect of Termination.

         (a)      In the event of termination of this Agreement as provided in
Section 7.1, the terminating party shall provide prompt written notice to the other party of such termination and the applicable grounds therefor under
Section 7.1 (except in the case of a termination pursuant to Section 7.1(a)), and this Agreement shall forthwith become void and of no further force and effect, and there shall be no liability or obligation on the part of the Parent, Purchaser or the Company (or any of their respective officers, directors, agents, advisors or representatives) under this Agreement, except as otherwise provided in Section 8.1 hereof; provided, however, that the termination of this Agreement shall not relieve any party from any liability for any breach of this Agreement occurring prior to termination.

         (b) In the event that this Agreement is terminated by Parent pursuant to Section 7.1(g), then the Company shall promptly, but in any event no later than two Business Days after the date of termination, pay Parent a termination fee of $5.5 million (the "TERMINATION FEE") and the Company shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the charges and expenses incurred by Parent and

Purchaser in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1.5 million (the "EXPENSE REIMBURSEMENT"), in each case payable by wire transfer of same day funds.

         (c) If this Agreement is terminated pursuant to Section 7.1(b) or 7.1(c) and prior to any such termination any Person shall have proposed or offered to enter into an Acquisition Transaction and such proposal or offer shall have become publicly known, or shall have publicly announced a bona fide intention to pursue an Acquisition Transaction (in each case whether or not conditional), to enter into an Acquisition Transaction, then (i) the Company shall promptly, but in no event later than two days after being notified of the amount thereof by Parent, pay the Expense Reimbursement to Parent by wire transfer of same day funds and (ii) if within 12 months after the date of any such termination the Company or any of its Subsidiaries enters into a definitive agreement providing for, or consummates, any transaction that would fall within the definition of an Acquisition Transaction if the phrase "more than 15%" was deleted and replaced with the phrase "a majority" each time it appears in such definition and if clause (A) of such definition applied to mergers or consolidations only if immediately after consummation thereof the holders of the Company's shares immediately prior to such consummation own less than a majority of the outstanding shares of the surviving company, then the Company shall promptly, but in no event later than two Business Days after the date on which one of those events first occurs, pay Parent the Termination Fee by wire transfer of same day funds.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

         Section 8.1 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall not survive the Effective Time or termination of this Agreement, except that the agreements set forth in (i) Article I, this Article VIII and Section 5.7 shall survive the Effective Time indefinitely and (ii) this Article VIII and Sections
5.6 and 7.2 shall survive any such termination indefinitely.

         Section 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally or by overnight courier, or (ii) when receipt is confirmed by return facsimile, if transmitted by facsimile (with a confirming copy of such communication to be sent as provided in clause (i) above), and, in each case to the parties at the following addresses or facsimile number (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

         (a)      if to Parent or Purchaser:

                  BlueScope Steel Limited
                  Level 11
                  120 Collins Street
                  Melbourne VIC 3000 Australia
                  Attention: Michael Barron
                  Facsimile: +61 3 9666 4118

         With a copy (which shall not constitute notice) to:

                  Sullivan & Cromwell LLP
                  125 Broad Street
                  New York, NY  10004-2498
                  Attention: Duncan C. McCurrach
                  Facsimile: (212) 558-3588

         (b)      if to the Company:

                  Butler Manufacturing Company
                  1540 Genessee Street
                  Kansas City, MO 64102

                  Attention: John W. Huey
                  Facsimile: +1 (816) 968-3211

         With a copy (which shall not constitute notice) to:

                  Katten Muchin Zavis Rosenman
                  525 West Monroe Street, Ste. 1600
                  Chicago, Illinois  60661-3693
                  Attention: Herbert S. Wander
                             Matthew S. Brown
                  Facsimile: (312) 902-1061

         Section 8.3 Expenses. Except as otherwise provided in Section 7.2, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such fees, costs and expenses, whether or not the Merger is consummated. In connection with any claim, dispute, disagreement or other conflict involving the enforcement of this Article VIII or Section 7.2(b) or (c), the parties agree that the prevailing party shall be reimbursed by the other party for all reasonable attorneys' fees and costs and expenses associated with such conflict.

         Section 8.4 Certain Definitions. As used in this Agreement, the term:

         (a) "AFFILIATE" of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person;

         (b) "BUSINESS DAY" means any day other than Saturday, Sunday, or day on which banks in The City of New York or Melbourne, Australia are authorized by law or executive order to close;

         (c) "CHANGE OF CONTROL AGREEMENTS" means the agreements with John Holland, Ronald Rutledge, John Huey, Larry Miller and Barbara Bridger in the form of the Change of

Control Employment Agreement listed as Exhibit 10.3 in the Company's Form 10-K for the year ended December 31, 1990, as modified by any amendments thereto to date;

         (d)      "CODE" means the Internal Revenue Code of 1986, as amended;

         (e) "COMPANY MATERIAL ADVERSE CHANGE" means any change, event, occurrence or development which has had or is reasonably likely to have or result in a Company Material Adverse Effect; provided, however, that notwithstanding and without limiting the foregoing, each of the following shall be conclusively deemed to constitute a Company Material Adverse Change since the date of this Agreement for purposes of Section 6.2(f): (i) any material adverse difference between the Company's audited consolidated financial statements and the annual results announced by the Company on February 15, 2004, (ii) any default in payment or acceleration of any amounts owed by the Company or any of its Subsidiaries under the Notes or the Credit Agreement, dated as of June 20, 2001, by and among the Company, Certain Lenders named therein and Bank of America, N.A., (iii) the commencement of any reorganization, bankruptcy, insolvency, dissolution, liquidation or similar proceeding involving the Company or any of its significant Subsidiaries (as defined in Regulation S-X under the Securities Act); or (iv) EBIT is less than $(8.30) million, Net Cash Flow is less than $(8.25) million or Backlog is less than $305 million; or (v) any two of the following are true: EBIT is less than $(7.25) million, Net Cash Flow is less than $(7.10) million and Backlog is less than $317 million (it being agreed that in the case of two negative numbers the one with the larger absolute value shall be considered less than the other one for such purposes);

         (f) "COMPANY MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the financial condition, results of operations, assets, liabilities or business of the Company and its Subsidiaries, taken as a whole,
(ii) the ability of the Company to perform without delay or restrictions its obligations under this Agreement or the transactions contemplated on its part hereby or (iii) the consummation or implementation of the transactions contemplated by this Agreement;

         (g) "COMPETITION LAWS" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, and includes the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and, to the extent applicable, equivalent Laws of the European Union or the Member States thereof, Canada and any other country in which the Company or any of its Subsidiaries has operations or derives revenue;

         (h) "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

         (i) "DELAWARE LAW" means the General Corporation Law of the State of Delaware, as amended;

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

         (j) "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended;

         (k) "EXECUTIVE OFFICER" shall have the meaning assigned to such term in Rule 3b-7 under the Exchange Act;

         (l) "GOVERNMENTAL ENTITY" means a federal, state or local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any non-governmental United States or foreign self-regulatory agency, commission or authority or any arbitral tribunal;

         (m) "KNOWLEDGE" or words of similar import means (i) with respect to the Company or any of its Subsidiaries, the actual knowledge of any Executive Officer of the Company, and any other knowledge they would have gained by making a reasonable investigation and inquiry of the matter in question; and (ii) with the respect to Parent and/or Purchaser, the actual knowledge of any Executive Officer of Parent and any other knowledge they would have gained by making a reasonable investigation and inquiry of the matter in question;

         (n) "LAW" means any foreign, federal, state, local, municipal or provincial law, statute, code, ordinance, regulation, rule, franchise, license, permit, principle of common law or other legally enforceable obligation imposed by a court or other Governmental Entity in the applicable jurisdiction, other than Environmental Laws;

         (o) "LIEN" means a lien, encumbrance, pledge, claim, option, charge, easement, restriction, covenant, condition of record, encroachment, encumbrance or security interest;

         (p) "NOTES" means the 8.02% Notes due December 30, 2003 (the "1994 NOTES"), 6.57% Notes due March 20, 2013 (the "1998 NOTES"), and 7.87% Notes due December 30, 2016 (the "2001 NOTES"), in each case issued by the Company and as amended to date;

         (q) "PARENT MATERIAL ADVERSE EFFECT" means a material adverse effect on (i) the ability of Parent or Purchaser to perform without delay or restrictions its obligations under this Agreement or the transactions contemplated on their part hereby or (ii) the consummation or implementation of the transactions contemplated by this Agreement;

         (r) "PERMITTED LIENS" means (i) Liens as reflected on the December 31, 2002 balance sheet, including the notes thereto, included in the Company Financial Statements or as reflected on the balance sheet, including the notes thereto, included in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2003, (ii) Liens for Taxes not yet due and payable, (iii) statutory Liens securing payments not yet due, including carriers', warehousemen's, mechanics', materialmen's, repairmen's or other similar Liens,
(iv) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation, (v) Liens set forth in Section 8.4(r) of the Disclosure Schedule, and (vi) other Liens which, individually or in the aggregate, do not, and are not reasonably likely to, have or result in a Company Material Adverse Effect;

         (s) "PERSON" means any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, Governmental Entity or other entity or organization;

         (t)      "SEC" means the United States Securities and Exchange
Commission;

         (u)      "SECURITIES ACT" means the Securities Act of 1933, as amended;

         (v) "SUBSIDIARY" means, as to any Person, any other Person more than 50% of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than 50% of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

         Section 8.5 Headings; References. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning, scope, intent or interpretation of this Agreement or any of the provisions hereof. Any references in this Agreement (including in any Exhibit or Schedule hereto) to a "Section," "Article," or "Exhibit" shall mean a Section, Article or Exhibit of or to this Agreement unless expressly stated otherwise.

         Section 8.6 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

         Section 8.7 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the Confidentiality Agreement constitute the entire agreement, and supersede any and all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof including without limitation each of the exclusivity letters dated December 16, 2003 and February 3, 2004 between the Company and Parent. Except as expressly provided in Section 5.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons only following the Effective Time), this Agreement is not intended to confer upon any other Person any rights or remedies hereunder.

         Section 8.8 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Purchaser may assign all or any of their rights hereunder to any affiliate of Parent or to or for the account of any financing sources solely and specifically for the purposes of securing any debt; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of the parties hereto and their respective successors and assigns.

         Section 8.9 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.

         Section 8.10 Amendment. This Agreement may be amended by agreement of the parties hereto in writing by action taken by (i) Parent and Purchaser, and
(ii) by or on behalf of the Board of Directors at any time before the Effective Time notwithstanding the adoption of this Agreement by the stockholders of the Company; provided, however, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Share will be converted upon consummation of the Merger or alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the holders of Shares. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

         Section 8.11 Waiver. At any time before the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only as against such party and only if set forth in an instrument in writing signed by such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. Nothing any party or any of its affiliates or representatives knew or should have known shall act as a waiver of any breach, default or inaccuracy of a representation and warranty by any other party under this Agreement or limit the scope of any representation, warranty, covenant or condition or heighten any materiality threshold contained herein. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

         Section 8.12 Consent to Jurisdiction; Waiver of Jury Trial. (a) Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than a federal court sitting in the State of Delaware or a Delaware state court.

         (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND
(iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.

         Section 8.13 Interpretation. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

         Section 8.14 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

         Section 8.15 Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

                [THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK.]

         IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          BLUESCOPE STEEL LIMITED

                                          By: /s/ KIRBY C. ADAMS
                                              ----------------------------------
                                              Name:  Kirby C. Adams
                                              Title: Managing Director

                                          BSL ACQUISITION CORPORATION

                                          By: /s/ BRIAN KRUGER
                                              ----------------------------------
                                              Name:  Brian Kruger
                                              Title: Director

                                          BUTLER MANUFACTURING COMPANY

                                          By: /s/ JOHN J. HOLLAND
                                              ----------------------------------
                                              Name:  John J. Holland
                                              Title: Chairman